SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IHS INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

IHS INC.

15 Inverness Way East

Englewood, Colorado 80112

www.ihs.com

March 27, 2010

Dear IHS Shareholder:

We are pleased to invite you to attend our 2010 Annual Meeting of Shareholders. This marks our first year to hold the Annual Meeting at IHS Headquarters. It is always a delight to meet our share owners, so please attend if you can.

Whether or not you attend the Annual Meeting, it is important that you participate. Your votes count. Please review the enclosed Proxy Card carefully to understand how you may vote by proxy. If you chose to cast your vote in writing, please sign and return your proxy promptly. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience in replying. For your convenience, we have also arranged to allow you to submit your proxy electronically.

If you want to attend the Annual Meeting in person, please let us know in advance. Each shareholder of record has the opportunity to mark the Proxy Card in the space provided, or during the electronic voting process. If your shares are not registered in your name (for instance, if you hold shares through a broker, bank, or other institution), please advise the shareholder of record that you wish to attend; that firm will then provide you with evidence of ownership that will be required for admission to the meeting. Let us know if we can explain any of these matters or otherwise help you with voting or attending our annual meeting.

Remember that your shares cannot be voted unless you submit your proxy, in writing or electronically, or attend the Annual Meeting in person. Your participation is important to all of us at IHS, so please review these materials carefully and cast your vote.

We look forward to seeing you at the Annual Meeting.

Sincerely,

[signature]

Stephen Green General Counsel and Corporate Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, May 6, 2010

To our Shareholders:

IHS Inc. will hold its Annual Meeting of Shareholders at 10:00 a.m. Mountain Daylight Time, on Thursday, May 6, 2010, at our headquarters in Colorado: 321 Inverness Drive South, Englewood, Colorado. Directions to our offices are available on our website (www.ihs.com) or if you contact our Investor Relations team.

We are holding this Annual Meeting to allow our shareholders to vote on several key topics:

•	to increase the total number of authorized shares available for issuance;

•	to elect three directors to serve until the 2013 Annual Meeting or until their successors are duly elected and qualified;

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only shareholders of record at the close of business on March 12, 2010 (the “Record Date”) are entitled to notice of, and to vote, at this Annual Meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of shareholders entitled to vote at the Annual Meeting will be available. To obtain that list, write to: IHS Inc., Attn: Corporate Secretary, 15 Inverness Way East, Englewood, Colorado 80112.

It is important that your shares are represented at this Annual Meeting.

Even if you plan to attend the Annual Meeting in person, we hope that you will promptly vote and submit your proxy by dating, signing, and returning the enclosed Proxy Card by mail, or by voting electronically.

Casting a vote by proxy will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

[signature]

Stephen Green General Counsel and Corporate Secretary

March 27, 2010

Executive Employment Agreements	49

Certain Relationships and Related Transactions	51
Review and Approval of Related Party Transactions	51
Relationships with Security Holders	51
Registration Rights Agreements	51

Shareholder Proposals for the 2011 Annual Meeting	52

Other Matters	54

IHS INC.

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of IHS Inc., a Delaware corporation, of proxies to be used at the 2010 Annual Meeting of Shareholders and any adjournments or postponements thereof. The annual meeting will be held at to be held at 10:00 a.m. Mountain Daylight Time, on Thursday, May 6, 2010, at IHS headquarters in Colorado:

IHS Global Headquarters

321 Inverness Drive South

Englewood, Colorado USA

This Proxy Statement and the accompanying form of Proxy Card are being first sent to shareholders on or about March 27, 2010. References in this Proxy Statement to “we,” “us,” “our,” “the Company,” and “IHS” refer to IHS Inc. and our consolidated subsidiaries.

Appointment of Proxy Holders

The Board of Directors of IHS (the “Board”) asks you to appoint the following individuals as your proxy holders to vote your shares at the 2010 Annual Meeting of Shareholders:

Jerre L. Stead, Chairman and Chief Executive Officer;

Michael J. Sullivan, Executive Vice President and Chief Financial Officer; and

Stephen Green, Senior Vice President, General Counsel, and Corporate Secretary

You may make this appointment by voting the enclosed Proxy Card using one of the voting methods described below. If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by your Board.

Unless you otherwise indicate on the Proxy Card, you also authorize your proxy holders to vote your shares on any matters not known by your Board at the time this Proxy Statement was printed and that, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only shareholders who owned shares of our common stock at the close of business on March 12, 2010—the “Record Date” for the Annual Meeting—can vote at the Annual Meeting.

Each holder of our Class A common stock is entitled to one vote for each share held as of the Record Date, March 12, 2010. As of the close of business on March 12, 2010, we had 63,900,078 shares of Class A common stock outstanding and entitled to vote.

There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either in person, by mail, or electronically, as described below. Shareholders holding shares through a bank or broker should follow the voting instructions on the form of Proxy Card received.

Voting by Mail or Internet. You may vote by proxy by dating, signing and returning your Proxy Card in the enclosed postage-prepaid return envelope. You may also use the Internet to transmit your voting instructions. If you vote by proxy, carefully review and follow the instructions on the enclosed Proxy Card. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.

Voting at the Annual Meeting. Voting by proxy will not limit your right to vote at the Annual Meeting, if you decide to attend in person. Your Board recommends that you vote by proxy, as it is not practical for most shareholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to attend and vote in person at the Annual Meeting.

Revocation of Proxies

Shareholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting; or

•	by submitting another proxy—properly executed and delivered—of a later date, but prior to the Annual Meeting.

Required Vote

A quorum, which is a majority of the outstanding shares as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the shareholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on any given proposal.

The proposed amendment to our Certificate of Incorporation (Proposal 1) must be approved by a majority of the shares entitled to vote on our Record Date. Our directors are elected by a plurality vote, which means that the three nominees receiving the most affirmative votes will be elected (Proposal 2). All other matters submitted for shareholder approval (including ratification of our independent auditors in Proposal 3) require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote. Shares present but not voted because of abstention will have the effect of a “no” vote on Proposals 1 and 2.

Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors without your voting instructions. Accordingly, under current New York Stock Exchange rules, if you do not provide your broker or other nominee with instructions on how to vote your shares, your broker or nominee will not be permitted to vote them on the proposed amendment to our authorized shares (Proposal 1) and the election of directors (Proposal 2). Absent your instructions, your broker or nominee will only be entitled to vote on Proposal 3.

We encourage you to provide instructions to your broker regarding the voting of your shares.

Confidentiality

It is our policy to maintain the confidentiality of all materials that identify individual shareowners except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote are required to acknowledge their responsibility to comply with this policy of confidentiality.

Solicitation of Proxies

We pay the cost of printing and mailing the Notice of Annual Meeting, the Annual Report, and all proxy and voting materials. We have retained Laurel Hill Advisory Group to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation for a fee of $10,000, plus reasonable expenses. Our directors, officers, and other employees may participate in the solicitation of proxies by personal interview, telephone, or e-mail. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important Reminder
Please promptly vote and submit your proxy in writing or electronically.
To submit a written vote, you may sign, date, and return the enclosed Proxy Card in the postage-prepaid return envelope. To vote electronically, follow the instructions provided on the Proxy Card.
Voting by proxy will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

Increase in Authorized Shares

Proposed Amendment

We are proposing, subject to shareholder approval, an amendment to the Company’s Certificate of Incorporation to increase the Company’s authorized number of shares of Class A Common Stock from the current 80,000,000 shares to 160,000,000 shares. The proposed amendment would also increase the class of Preferred Stock that exists to support our Rights Plan by an additional 800,000 shares, meaning that the proposed amendment would increase our total number of shares of authorized capital stock to 161,600,000.

Our Board of Directors has approved the proposed amendment and determined that it is in the best interests of IHS and its shareholders to ensure the continuing availability of shares for our corporate purposes. The Board directed that the proposed amendment be submitted to our shareholders for approval and, if approved, put into effect as soon as reasonably practicable thereafter.

Current Use of Shares

As of our Record Date, March 12, 2010, the 80,000,000 shares of Common Stock presently authorized included the following:

Shares issued and outstanding (excluding Treasury shares)	63,900,078
Shares awarded, but not yet issued under our Long Term Incentive Plan (including shares reserved for performance-based awards)	3,870,794
Shares reserved for issuance under our Long Term Incentive Plan	1,087,859
Treasury shares reserved for issuance under our Long Term Incentive Plan (acquired after being withheld from Long Term Incentive Plan vestings in exchange for the payment of taxes due)	1,266,636
Treasury shares (acquired during our stock buyback program)	588,634

Future Uses of Shares

IHS currently has no plans to issue any of the newly authorized shares. We are not aware of any plans, arrangements, commitments, or understandings for the issuance of the additional shares of Common Stock that would be authorized by this proposal.

If our shareholders approve this amendment, we will have the flexibility to issue additional shares as needed to finance acquisitions, raise capital, or pursue other corporate purposes. If our shareholders approve this amendment, we may have improved flexibility to pursue opportunities such as strategic acquisitions without the delay or expense of seeking stockholder approval at that time, except to the extent required by applicable state law or stock exchange listing requirements for the particular transaction. While we believe the proposed amendment will be adequate for potential issuance of additional shares, we cannot foresee all of the possible needs of our business; accordingly, it may prove necessary for us to seek further increases in our authorized shares from time to time, subject to the approval of our Board and our shareholders.

Note that any increase in the number of shares available for issuance under our Long Term Incentive Plan (which provides for the issuance of shares to our employees and Directors) will require a separate proposal for approval by our shareholders.

Effects of the Amendment

If approved by IHS shareholders, the proposed amendment will become effective upon its filing with the Delaware Secretary of State. The par value of our common stock will remain at $0.01 per share. The amendment will not alter the current number of issued shares.

The additional shares authorized by the amendment will have rights identical to the currently outstanding shares of the Company. Adoption of the proposed amendment will not affect the rights of the holders of currently outstanding shares of the Company.

If the amendment is effective, each shareholder will continue to own the same percentage of shares relative to all issued and outstanding shares. We currently do not have any plans for how or when we might issue any of the additional authorized shares. However, each shareholder should consider the fact that any issuance of these newly authorized shares would decrease each then-current shareholder’s percentage of issued and outstanding shares for voting and other purposes.

The proposed amendment to increase our authorized shares is not being proposed to prevent a change in control of the company. We are not aware of any such threat or attempt. However, it is possible that we could use these additional shares in the future to discourage, prevent, or delay a takeover of our company by means of a proxy contest or other mechanism. One effect might be that we could prevent changes in control or management of the Company.

In the future, when we have a plan or a need to issue additional shares, applicable laws and regulations (including exchange listing requirements) will sometimes require us to seek prior approval of our shareholders before we issue the shares; but in other instances, applicable laws and regulations may allow us to issue new shares without seeking shareholder approval. For example, in certain instances NYSE rules require shareholder approval for issuances of more than 20% of our then-outstanding shares; but in other instances, applicable laws and regulations may allow us to issue new shares without seeking shareholder approval. When applicable laws permit the issuance of new shares without prior shareholder approval, our shareholders may learn of a new issuance of shares only after it has occurred. Each shareholder should note that, under our Amended and Restated Certificate of Incorporation, no shareholder is entitled to preemptive rights with respect to any future issuances of capital stock.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of the shares of our Class A Common Stock outstanding on the Record Date will be required to approve this amendment. As a result, abstentions and broker non-votes will have the same effect as votes against.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THIS PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE

THE AUTHORIZED SHARES OF COMMON STOCK FROM 80,000,000 to 160,000,000 AND INCREASE THE AUTHORIZED SHARES OF PREFERRED STOCK FROM 800,000 TO 1,600,000

PROPOSAL 2

ELECTION OF DIRECTORS

Directors and Nominees

As of the date of this Proxy Statement, the Board, pursuant to the Bylaws of the Company, has determined that the Board be composed of ten directors divided into three classes. Directors are elected for three-year terms and one class is elected at each Annual Meeting.

Three directors are to be elected at the 2010 Annual Meeting. These directors will hold office until the Annual Meeting in 2013 or until their respective successors have been elected and qualified. Each of the nominees has consented to being named herein and to serve if elected. In the event that any of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board, or the Board, at its option, may reduce the number of directors to constitute the entire Board.

For more information about each director nominee, our continuing directors, and the operation of our Board see below under “Information About Directors.”

2010 NOMINEES FOR DIRECTOR

Name	Age	Director Since	Position with Company
Steven A. Denning	61	2005	Director
Roger Holtback	65	2003	Director
Michael Klein	46	2003	Director

Vote Required and Recommendation

Directors are elected by a plurality vote, which means that the three nominees receiving the most affirmative votes will be elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Proposed Ratification

The Audit Committee of the Board, which is composed entirely of non-employee independent directors, has selected Ernst & Young LLP as the independent registered public accountants to audit our books, records, and accounts and our subsidiaries for the fiscal year 2010. Your Board has endorsed this appointment. Ratification of the selection of Ernst & Young LLP by shareholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the shareholders for ratification at the Annual Meeting. If the shareholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of IHS and its shareholders.

Ernst & Young LLP previously audited our consolidated financial statements during the nine fiscal years ended November 30, 2009. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

In connection with the audit of the 2009 financial statements, IHS entered into an engagement agreement with Ernst & Young LLP that set forth the terms by which Ernst & Young LLP has performed audit services for IHS. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Aggregate fees for professional services rendered for us by Ernst & Young LLP for the years ended November 30, 2009 and 2008, respectively, were as follows:

	2009	2008
	(in thousands)
Audit Fees	$2,164	$2,297
Audit-Related Fees	73	780
Tax Fees	110	448
All Other Fees	—	—

Total	$2,347	$3,525

Audit Fees. Consists of fees billed for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements, and services provided in connection with statutory and regulatory filings.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services may include employee benefit plan audits, auditing work on proposed transactions, attest services that are not required by regulation or statute, and consultations regarding financial accounting or reporting standards. For 2008, audit-related fees also included approximately $679,000 for professional services rendered relating to acquisitions.

Tax Fees. Consists of tax compliance consultations, preparation of tax reports, and other tax services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Ernst & Young LLP and the estimated fees related to these services.

During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Vote Required and Recommendation

Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Information about Directors and Executive Officers

Directors

2010 Nominees for Director

Steven A. Denning has served as a member of our Board since April 2005. Mr. Denning is the Chairman of General Atlantic, LLC. He joined the firm in 1980 and has built the organization into one of the leading global equity investment firms focused exclusively on investing in growth companies. He is a director of Genpact Global Holdings, Inc., Gavilon Holdings, LLC, TASC, Inc., and The Thomson Reuters Corporation. Mr. Denning is a member of the Board of Trustees of Stanford University, the Advisory Board of the School of Economics and Management at Tsinghua University in Beijing, and the Executive Committee and the Board of The Brookings Institute. He is Vice Chairman of the Board of the American Museum of Natural History and a member of the Board of Directors of The Nature Conservancy. Mr. Denning is also Emeritus Chairman of the Stanford Graduate School of Business Advisory Board and a member of the Council on Foreign Relations, the McKinsey Investment Office Advisory Council, the Board of Trustees of The Bridgespan Group, and the Georgia Tech Advisory Board. He was formerly a member of the Board of Trustees of the National Parks Conservation Association, the Connecticut Science Center, the Georgia Tech Foundation, the Nature Conservancy (New York and Wyoming), and the Cancer Research Institute.

Roger Holtback has served as a member of our Board since December 2003. Since 2001, Mr. Holtback has served as Chairman of Holtback Invest AB. From 2001 through 2006, Mr. Holtback was also Chairman and Chief Executive Officer of Holtback Holding AB and Holtback Invest AB. From 1993 to 2001 he served as President and Chief Executive Officer of Bure Equity AB. From 1991 to 1993, he served as a member of the Group Executive Committee of SEB and Coordinating Chairman of SEB Sweden. From 1984 to 1990, he served as President and Chief Executive Officer of Volvo Car Corporation and Executive Vice President of AB Volvo. Mr. Holtback is currently Chairman of Bulten AB, Rullpack AB, Thule AB, and the Swedish Exhibition Centre. He also serves as a member of the Stena Sphere Advisory Board and a member of the Nordic Capital Network Committee.

Michael Klein has served as a member of our Board since December 2003. From March 2008 through July 2008, Mr. Klein served as Chairman of the Institutional Clients Group of Citigroup Inc. He had previously served as Chairman & Co-Chief Executive Officer of Citi Markets & Banking since February 2007. Prior to 2007, Mr. Klein held a variety of positions at Citigroup on its predecessor firms.

Continuing Directors with Terms Expiring at the Annual Meeting in 2011

Jerre L. Stead was elected Chief Executive Officer of IHS in September 2006 and has served as Chairman of our Board since December 1, 2000. From August 1996 until June 2000, Mr. Stead served as Chairman of the board of directors and Chief Executive Officer of Ingram Micro Inc. Prior to that, he served as Chief Executive Officer and Chairman of the board of directors at Legent Corporation, from January 1995 to August 1995. From May 1993 to December 1994, he was Executive Vice President of AT&T and Chairman and Chief Executive Officer of AT&T Corp. Global Information Solutions (NCR Corporation). From September 1991 to April 1993, he was President and Chief Executive Officer of AT&T Corp. Global Business Communication Systems (Avaya Corporation). Mr. Stead also serves on the board of directors of Brightpoint, Inc, Conexant Systems, Inc., and Mindspeed Technologies, Inc.

C. Michael Armstrong has served as a member of our Board since December 2003. Mr. Armstrong served as Chairman of Comcast Corporation from 2002 until May 2004. He was Chairman and Chief Executive Officer of AT&T Corp. from 1997 to 2002, Chairman and Chief Executive Officer of Hughes Electronic Corporation from 1992 to 1997, and retired from IBM in 1991 as Chairman of IBM World Trade after a 31-year career. Mr. Armstrong is on the board of directors of Citigroup Inc., Parsons Corporation, and the Telluride Foundation, and is Vice Chairman of the board of trustees of Johns Hopkins University and Chairman of John Hopkins Medical Health Systems and Hospital. He also serves as a member of an advisory committee of TBG Holdings N.V.

Balakrishnan S. Iyer has served as a member of our Board since December 2003. From October 1998 to June 2003, Mr. Iyer served as Senior Vice President and Chief Financial Officer of Conexant Systems, Inc. From 1997 to 1998, he was Senior Vice President and Chief Financial Officer of VLSI Technology Inc. and, from 1993 to 1997, he was Vice President, Corporate Controller of VLSI Technology Inc. Mr. Iyer serves on the board of directors of Life Technologies, Skyworks Solutions, Conexant Systems, Inc., Power Integrations, Inc., and QLogic Corporation.

Brian H. Hall was appointed to our Board in March 2008. From January 2007 through August 2007, Mr. Hall served as Vice Chairman of Thomson Corporation. Previously, from 1998 through 2006, Mr. Hall served as President and CEO of Thomson Legal & Regulatory and West Publishing. Prior to joining Thomson, Mr. Hall was President of Shepard’s and Executive Vice President of McGraw-Hill. Mr. Hall is currently a director of Archipelago Learning, Inc. He also serves on the board of trustees for the Cheyenne Mountain Zoo and the Intergenerational Foundation. Mr. Hall serves as Vice-Chairman and a member of the board of trustees of the Rochester Institute of Technology. He is a former board member of Bank One of Colorado Springs and Ryerson of Canada.

Continuing Directors with Terms Expiring at the Annual Meeting in 2012

Ruann F. Ernst has served as a member of our Board since December 2006. Dr. Ernst served as Chief Executive Officer of Digital Island, Inc. before retiring and was Chief Executive Officer and Chairperson of the board of Digital Island from 1998 until the company was acquired by Cable & Wireless, Plc. in 2001. Prior to Digital Island, Dr. Ernst worked for Hewlett Packard in various management positions, including General Manager, Financial Services Business Unit. Prior to that, she was Vice President for General Electric Information Services Company and a faculty member and Director of medical computing at the Ohio State University where she managed a biomedical computing and research facility. Dr. Ernst currently serves on the board of Digital Realty Trust and is Chairman of the Board of Red Planet Capital, a NASA technology venture. She also serves on the not-for-profit boards of the Ohio State University Foundation, the Fisher College of Business, and the Kids Sports Stars Foundation where she is a founding board member and President.

Christoph v. Grolman was appointed to our Board in March 2007. Mr. Grolman has served as Joint-Chief Executive Officer of TBG Holdings N.V. (“TBG”) since March 2007. From December 2006 to March 2007, Mr. Grolman served as Executive Director of TBG. From 2002 to 2006 he held the position of Executive Vice President of TBG, responsible for an industrial operating group and venture investments. Prior to joining TBG, he was a consultant with Roland Berger & Partner Management Consultants in Munich.

Richard W. Roedel has served as a member of our Board since November 2004. Mr. Roedel is currently Chairman of the Audit Committee and a director of Brightpoint, Inc. From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, the U.S. member firm of BDO International, as an audit partner, promoted to Managing Partner in Chicago in 1990, to Managing Partner in New York in 1994, and to Chairman and Chief Executive in 1999. From November 2002 through June 2005 he served on the board of Take-Two Interactive Software, Inc, during which time he also served in various executive capacities including as Chairman and Chief Executive Officer. In addition to Brightpoint, Inc. Mr. Roedel also serves on the board of directors of Luna Innovations Incorporated, Broadview Networks Holdings, Inc., and Lorillard, Inc. Mr. Roedel is also serves on the board of directors of the Association of Audit Committee Members, Inc., a not-for-profit organization.

Organization of the Board of Directors

The Board held six meetings during the fiscal year ended November 30, 2009. Each director attended at least 75% of the total regularly scheduled and special meetings of the Board and the committees on which they served. We do not have a policy regarding directors’ attendance at the Annual Meeting.

Our Board has established three standing committees: the Audit Committee, the Human Resources Committee, and the Nominating and Corporate Governance Committee. We believe that all members of the Audit, Human Resources, and Nominating and Corporate Governance Committees meet the independence standards of the New York Stock Exchange and SEC rules and regulations. The Board has approved a charter for each of these committees, each of which can be found on our website at www.ihs.com.

Independent and Non-Management Directors

We believe that all of our directors other than Messrs. Stead and Grolman are “independent directors,” based on the independence standards described above. All of our directors other than Mr. Stead are non-management directors.

In accordance with the IHS Corporate Governance Guidelines, the independent directors designated C. Michael Armstrong as lead independent director. The lead independent director chairs executive sessions of the independent directors. During our 2009 fiscal year, the independent directors of the Board met five times without the presence of management.

Code of Conduct

We have adopted a Code of Business Conduct and Ethics as our “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Our Code of Business Conduct and Ethics also meets the New York Stock Exchange requirements for a “code of conduct.” Our Code of Business Conduct and Ethics applies to our directors as well as all of our principal executive officers, our financial and accounting officers, and all other employees of IHS.

Our Code of Business Conduct and Ethics, as well as our Governance Guidelines, are available on our website at www.ihs.com. If we approve any substantive amendment to our Governance Guidelines or our Code of Conduct, or if we grant any waiver of the Code of Conduct to the Chief Executive Officer, the Chief Financial Officer, or the Chief Accounting Officer, we intend to post an update on the Investor Relations page of the Company’s website (www.ihs.com) within five business days and keep the update on the site for at least one year.

Communications with the Board

The Board has a process for shareholders or any interested party to send communications to the Board, including any Committee of the Board, any individual director, or our non-management directors. If you wish to communicate with the Board as a whole, with any Committee, with any one or more individual directors, or with our non-management directors, you may send your written communication to:

Stephen Green
General Counsel and Corporate Secretary
IHS Inc.
15 Inverness Way East
Englewood, Colorado 80112

Communications with Non-Management Directors

Interested parties wishing to reach our independent directors or non-management directors may address the communication to our lead independent director, Mr. Armstrong, on behalf of the non-management directors. Address such communications as follows:

C. Michael Armstrong
Lead Independent Director
IHS Inc.
15 Inverness Way East
Englewood, Colorado 80112

Depending on how the communication is addressed, either Mr. Armstrong or Mr. Green will review any communication received and will forward the communication to the appropriate director or directors based on how the communication is addressed and the subject matter.

Composition of Board Committees

The Board has three standing committees, with duties, current membership, and number of meetings for each as shown below.

Name	Audit	Human Resources	Nominating and Governance
C. Michael Armstrong			Chair
Steven A. Denning		Chair	✓
Ruann F. Ernst		✓
Christoph v. Grolman
Brian H. Hall		✓
Roger Holtback	✓
Balakrishnan S. Iyer	Chair		✓
Michael Klein		✓
Richard W. Roedel	✓
2009 Meetings	13	6	5

Audit Committee

Members:

Balakrishnan S. Iyer, Chairman
Roger Holtback
Richard W. Roedel

The Audit Committee assists our Board in its oversight of (i) the integrity of our financial statements, (ii) our independent registered public accountant’s qualifications, independence, and performance, (iii) the performance of our internal audit function, and (iv) our compliance with legal and regulatory requirements. The Audit Committee is governed by a charter. A more detailed description of the functions of the Audit Committee can be found in the Audit Committee Charter, a copy of which may be found at the Company’s website www.ihs.com. As required by the Audit Committee Charter, all members of the Audit Committee meet the criteria for “independence” within the meaning of the standards established by the New York Stock Exchange, the Company’s Corporate Governance Guidelines, and the Audit Committee Charter. Each member of the Audit Committee is financially literate and each member has accounting or related financial management expertise as required by New York Stock Exchange listing standards. In addition, the Board has determined that each member of the Audit Committee meets the definition of “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Human Resources Committee

Members:

Steven A. Denning, Chairman

Ruann F. Ernst

Brian H. Hall

Michael Klein

The Human Resources Committee has been created by our Board to (i) oversee our compensation and benefits policies generally, (ii) evaluate executive officer performance and review our management succession plan, (iii) oversee and set compensation for our executive officers, and (iv) prepare the report on executive officer compensation that the SEC rules require to be included in the Company’s annual proxy statement. The Human Resources Committee is governed by a charter, a copy of which is available at the Company’s website www.ihs.com. See “Compensation Discussion and Analysis” below for a more detailed description of the functions of the Human Resources Committee. All members of the Human Resources Committee are “independent” as required by our Corporate Governance Guidelines and the Human Resources Committee Charter.

Nominating and Corporate Governance Committee

Members:

C. Michael Armstrong, Chairman

Steven A. Denning

Balakrishnan S. Iyer

The Nominating and Corporate Governance Committee has been created by our Board to (i) identify individuals qualified to become board members and recommend director nominees to the Board, (ii) recommend directors for appointment to committees established by the Board, (iii) make recommendations to the Board as to determinations of director independence, (iv) oversee the evaluation of the Board, (v) make recommendations to the Board as to compensation for our directors, and (vi) develop and recommend to the Board our corporate governance guidelines and code of business conduct and ethics. The Nominating and Corporate Governance Committee is governed by a charter. A more detailed description of the functions of the Nominating and Corporate Governance Committee can be found under “Director Nominations” in this Proxy Statement, and in the Nominating and Corporate Governance Committee Charter, a copy of which can be found at the Company’s website www.ihs.com. All members of the Nominating and Corporate Governance Committee are “independent” as required by our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter.

Director Nominations

Our Board nominates directors to be elected at each Annual Meeting of Shareholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit, and recommend qualified candidates to the Board for nomination or election.

In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, and skills. The Nominating and Corporate Governance Committee will select candidates for director based on the candidate’s character, judgment, diversity of experience, business acumen, and ability to act on behalf of all shareholders (without regard to whether the candidate has been nominated by a shareholder).

The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to IHS and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria established by the SEC for an “audit committee financial expert,” and for a majority of the members of the Board to meet the definition of “independent director” under the rules of the New York Stock Exchange. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

Prior to each Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the Annual Meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee, or by any nomination properly submitted by a shareholder pursuant to the procedures for shareholder nominations for directors provided in “Shareholder Proposals for the 2011 Annual Meeting” in this Proxy Statement. As a matter of policy, candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Board members, executive search firms, or other sources.

Director Stock Ownership Guidelines

We believe that our nonemployee directors should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of our directors with management, a significant portion of our nonemployee directors’ overall compensation is given in equity, specifically in the form of deferred restricted stock units. These units vest in one year, but must be held in their entirety until after the director’s service to the Company ends. Additionally, nonemployee directors may elect to receive a portion of their cash compensation in the form of deferred stock units. These units must also be held until after the director’s service to the Company ends. The requirement to hold equity awards until after termination of service is applicable to all equity awards granted to nonemployee directors since January 2005.

Mr. Grolman was exempt from the director stock ownership requirements during 2009 because he was prohibited by his personal employment policy from holding IHS stock. Mr. Grolman does not receive any stock awards from the Company.

Director Compensation

Our nonemployee directors receive compensation for their service on our Board. The compensation is comprised of cash retainers, equity awards, and reimbursement of reasonable expenses.

2009 ($)
Board Retainer	90,000
Committee Chair Retainer
—Audit Committee	30,000
—all other Committees	17,500
Committee Member Retainer
—Audit Committee	15,000
—all other Committees	10,000
Lead Independent Director Retainer	30,000
Annual Equity Award	150,000
Initial Equity Award	150,000

All equity awards for nonemployee directors will be issued pursuant to the IHS Inc. 2004 Directors Stock Plan. The Board Retainer and certain other retainers may be converted into deferred stock units or deferred under the IHS Inc. 2004 Directors Stock Plan.

We provide liability insurance for our directors and officers.

By agreement between Mr. Grolman and IHS, Mr. Grolman is not compensated in cash, stock, or other remuneration for his service as a director of IHS.

Director Compensation During Fiscal Year 2009

The following table sets forth information concerning the compensation of our non-management directors during the fiscal year ended November 30, 2009. Directors did not receive any stock option awards during fiscal year 2009.

Name	Fees earned or paid in cash($)		Stock awards($)(2)	Total($)
C. Michael Armstrong	137,500		167,879	305,379
Steven A. Denning	117,489	(1)	143,656	261,145
Ruann F. Ernst	100,000		143,656	243,656
Christoph v. Grolman	—		—	—
Brian Hall	99,989	(1)	190,218	290,207
Roger Holtback	104,989	(1)	167,879	272,868
Balakrishnan S. Iyer	130,000		166,443	296,443
Michael Klein	75,000		143,656	218,656
Richard W. Roedel	104,989	(1)	162,066	267,055

(1)	Includes the value of deferred stock units granted to each of Messrs. Denning, Hall, Holtback, and Roedel. These four directors elected to receive certain cash retainer payments in deferred stock units rather than cash. The deferred units will be paid out in shares of IHS common stock after that director’s service terminates.
(2)	The valuation of the stock awards reported in this table is the amount of equity-compensation expense recognized for financial statement purposes for fiscal year 2009 in accordance with Generally Accepted Accounting Principles (“GAAP”). Compensation expense for equity awards is amortized over the vesting term of an award. As such, amounts reported in this table represent the expense attributable to portions of awards granted in fiscal years 2006 through 2009. Any estimated forfeitures are excluded from values reported in this table. The GAAP value of stock awards granted in our 2009 fiscal year and the aggregate number of unissued stock awards held by each director on November 30, 2009, the last day of fiscal year 2009, is as follows:

Name	Stock Awards Granted During Fiscal 2009(#)		Grant Date Value of Stock Awards Granted in Fiscal 2009($)(c)	Stock Awards Outstanding at Fiscal Year-End (#)(d)
C. Michael Armstrong	3,945		149,956	11,488
Steven A. Denning	3,945	(b)	149,956	15,635
Ruann F. Ernst	3,945		149,956	10,399
Christoph v. Grolman	—		—	—
Brian Hall	3,945	(b)	149,956	6,975
Roger Holtback	3,945	(b)	149,956	11,488
Balakrishnan S. Iyer	3,945		149,956	23,988
Michael Klein	3,945		149,956	3,945
Richard W. Roedel(a)	3,945	(b)	149,956	11,488

(a)	Mr. Roedel has gifted all of his Stock Awards to his spouse and disclaims beneficial ownership of these shares.
(b)	Excludes 1,697 deferred stock units awarded to each of Messrs. Denning, Hall, Holtback, and Roedel in lieu of certain cash retainer payments.
(c)	The grant date fair value is determined by multiplying the number of shares awarded by the average of the high and low trading prices on the date of grant.
(d)	Total Stock Awards Outstanding at Fiscal Year-End excludes deferred stock units awarded in lieu of cash retainers as follows: Mr. Denning, 4,193 deferred units; Mr. Hall, 1,697 deferred units; Mr. Holtback, 4,193 deferred units; and Mr. Roedel, 4,215 deferred units. Payment of any stock awards granted to directors since 2005 will not be made until after the director’s service to IHS terminates.

Officers

Set forth below is information concerning our executive officers as of March 27, 2010.

Name	Age	Position
Jerre L. Stead	67	Chairman of the Board and Chief Executive Officer
Jeffrey R. Tarr	47	President and Chief Operating Officer
Michael J. Sullivan	45	Executive Vice President and Chief Financial Officer
Daniel Yergin	63	Executive Vice President and Strategic Advisor
David Carlson	69	Senior Vice President and Chief Technology Officer
Stephen Green	58	Senior Vice President and General Counsel
Timothy Jeffries	47	Senior Vice President and Chief Business Transformation Officer
Scott Key	51	Senior Vice President, Global Products and Services
Heather Matzke-Hamlin	42	Senior Vice President and Chief Accounting Officer
Jane Okun Bomba	47	Senior Vice President and Chief Customer Process Officer
Jeffrey Sisson	53	Senior Vice President and Chief Human Resources Officer
Richard G. Walker	46	Senior Vice President of Global Strategic Marketing and Corporate Development

Executive officers are appointed by our Board. Information about Mr. Stead is provided under “Directors” in this Proxy Statement. A brief biography for each of our other executive officers follows.

Jeffrey R. Tarr has served as President and Chief Operating Officer IHS since November 2007, including the period from November 2007 through November 2008 when he and another executive shared the title Co-President and Co-Chief Operating Officer. He had served as President and Chief Operating Officer of our Engineering segment since December 2004. From May 2001 to November 2004 he led Hoover’s, Inc. Mr. Tarr served as Chief Executive Officer and President from May 2001, as a director from June 2001, and as Chairman from March 2002 until March 2003 when the business was acquired by Dun & Bradstreet Corporation. From the date of the acquisition until November 2004, Mr. Tarr served as President and as a director of the Hoover’s subsidiary of Dun & Bradstreet. From January 2000 through March 2001 he served as Chief Executive, President, and a director of All.com, Inc. From June 1994 until January 2000 he held a number of positions at US WEST and served as a Vice President from April 1998. Earlier in his career he was a consultant with Bain & Company. Mr. Tarr holds an undergraduate degree in public and international affairs from Princeton University and a master’s degree in business administration from Stanford University.

Michael J. Sullivan served as Senior Vice President and Chief Financial Officer of IHS since October 1999 and was appointed Executive Vice President in March 2006. Prior to joining IHS, Mr. Sullivan was director of corporate accounting from April 1997 to February 1998, and director of financial planning and analysis from February 1998 to October 1999, for Coors Brewing Company. Prior to joining Coors, he spent ten years with PricewaterhouseCoopers (formerly Price Waterhouse) in audit services and the transaction support group. Mr. Sullivan holds a bachelor’s degree in business administration and accounting from the University of Iowa.

Daniel Yergin was appointed Executive Vice President and Strategic Advisor for IHS in September 2006. Dr. Yergin also serves as Chairman of IHS CERA, a position he has held since 1983. Dr. Yergin founded CERA in 1982 and the business was acquired by IHS in 2004. He is a Pulitzer Prize winner, a member of the Board of the United States Energy Association, and a member of the National Petroleum Council. He chaired the US Department of Energy’s Task Force on Strategic Energy Research and Development. He is also a Trustee of the Brookings Institution and a Director of the US-Russian Business Council and the New America Foundation. Dr. Yergin received his Bachelor of Arts degree from Yale University and his doctor of philosophy degree from the University of Cambridge, where he was a Marshall Scholar.

David Carlson was named Senior Vice President and Chief Technology Officer in October 2009. Mr. Carlson previously served as Vice President of Product Development and Delivery since joining IHS in 2007. From 2005 to 2007, he was President and Chief Executive Officer of DMC Companies, a strategic consulting firm supporting customer-focused technology. During that time, Mr. Carlson briefly left DMC to accept the role of Senior Vice President of Financial Operations and Business Process Engineering for Kintera, Inc. during 2006 and 2007. Prior to joining DMC, Mr. Carlson held a series of senior executive roles, including Senior Vice President and Chief Information Officer for Kmart and Senior Vice President and Chief Technology Officer for Ingram Micro. Mr. Carlson holds several degrees from the University of Michigan, including a doctorate in industrial and operations engineering, a master’s degree in industrial administration, and a bachelor’s degree in mathematics.

Stephen Green has served as Senior Vice President and General Counsel of IHS since 2003. He was Vice President and General Counsel of IHS from 1996 to 2003 and was appointed Senior Vice President and General Counsel in December 2003. Mr. Green joined the legal department of TBG Holdings N.V. (“TBG”) in 1981. Mr. Green holds a bachelor’s degree from Yale University and a law degree from Columbia Law School.

Timothy Jeffries has served as Senior Vice President and Chief Business Transformation Officer since August 2009. In 2006 Mr. Jeffries founded P7 Enterprises, a management consulting practice, where he also served in executive and consulting roles. From 2002 to 2006, Mr. Jeffries served as the Chief Operating Officer of Mobility Electronics, Inc. Prior to that, Mr. Jeffries served as a sales, marketing, and product management executive at Ingram Micro, Inc. from 1997 to 2000. Mr. Jeffries holds a bachelor’s degree in political science from Santa Clara University and a master’s degree in business administration from Duke University’s Fuqua School of Business.

Scott Key was named Senior Vice President, Global Products and Services in January 2010. Previously, he served as President and Chief Operating Officer of IHS Global Insight since September 2008 and as Senior Vice President of Corporate Strategy and Marketing beginning in September 2006. Mr. Key also served as President and Chief Operating Officer of Jane’s Information Group from June 2007 through September 2008. Mr. Key’s first role at IHS was Senior Vice President of Strategic Marketing for the company’s Energy segment, beginning in March 2003. Prior to joining IHS in 2003, he served as a senior executive with GX Technology and from 2000 to 2002 as chief operating officer and executive vice president for NuTec Energy Services Inc., both of Houston. Mr. Key served as deepwater development manager for Vastar Resources from 1998 to 2000 and was employed by Phillips Petroleum in a range of international and US domestic roles of increasing scope from 1987 to 1998. Mr. Key holds Bachelor of Science degrees in both physics and mathematics from the University of Washington in Seattle as well as a master’s degree in geophysics from the University of Wyoming.

Heather Matzke-Hamlin has served as Senior Vice President and Chief Accounting Officer since February 2005. Prior to joining IHS, Ms. Matzke-Hamlin was Director of Internal Audit at Storage Technology Corporation from February 1999 to February 2005. Prior to joining StorageTek, she spent over nine years with PricewaterhouseCoopers (formerly Price Waterhouse) in audit services. Ms. Matzke-Hamlin holds a bachelor’s degree in accounting from Indiana University and is a Certified Public Accountant in the state of Colorado.

Jane Okun Bomba was named Senior Vice President and Chief Customer Process Officer in August 2007. Ms. Okun Bomba previously served as Senior Vice President, Investor Relations and Corporate Communications since November 2004. From 2002 to 2004, Ms. Okun Bomba was a partner with Genesis, Inc., a strategic marketing firm also specializing in investor relations. Prior to that, she was Vice President, Investor Relations and Corporate Communications of Velocom, Inc., from 2000 to 2001, and Executive Director, Investor Relations of Media One Group from 1998 to 2000. Prior to joining Media One, Ms. Okun Bomba headed Investor Relations at Northwest Airlines, where she also held multiple corporate finance positions. Ms. Okun Bomba holds a bachelor’s degree and a master’s degree in business administration from the University of Michigan.

Jeffrey Sisson was appointed Senior Vice President and Chief Human Resources Officer in January 2008. Previously, beginning in January 2005, he was Senior Vice President of Global Human Resources of IHS. From September 2002 to January 2005, Mr. Sisson was a Principal in Executive Partners, a private human resources consulting firm. From July 2001 to August 2002, Mr. Sisson was Senior Vice President, Human Resources for EaglePicher, Inc. From March 2000 to July 2001, he was Senior Director, Human Resources for Snap-on Incorporated. From February 1998 to February 2000, he was Director, Human Resources for Whirlpool Corporation. Mr. Sisson holds a bachelor’s degree and a master’s degree in labor and industrial relations from Michigan State University.

Richard G. Walker was named Senior Vice President of Global Strategic Marketing and Corporate Development in August, 2008. He served previously as Senior Vice President with leadership responsibility in both Corporate Development and Strategy since joining IHS in December 2006. Prior to joining IHS, Mr. Walker was Chief Operating Officer at Autobytel Inc., where he had also served as Executive Vice President of Corporate Development and Strategy since January 2003. Previously, Mr. Walker served as Vice President for LoneTree Capital Management from August 2000 to December 2002. Prior to that, he was the Vice President of Corporate Development for MediaOne from April 1997 to July 2000. Prior to joining MediaOne, Mr. Walker had been with U S West Communications since 1990, where he was Executive Director of Corporate Development and also held various leadership positions in investor relations, business development, and strategic marketing. Mr. Walker began his career in 1986 as a certified public accountant with Arthur Andersen & Co. in Atlanta, Georgia. Mr. Walker graduated magna cum laude with a bachelor of science degree in business from the University of Colorado and holds a master’s degree in business administration from the Executive Program at the University of Denver.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of March 12, 2010, as to shares of our Class A common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our executive officers listed in the Summary Compensation Table under “Executive Compensation” in this Proxy Statement, (iii) each of our directors, and (iv) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is “c/o IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112.”

The percentage of common stock beneficially owned is based on 63,900,078 shares of Class A common stock outstanding as of the Record Date, March 12, 2010. There are no shares of Class B common stock outstanding, so no votes from that class may be voted. In accordance with SEC rules, “beneficial ownership” includes voting or investment power with respect to securities. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table each have sole voting and investment power with respect to all shares of common stock beneficially owned by them. No shares of common stock held by our directors or officers have been pledged.

	Class A Common Stock Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	% of Class and Total Voting Power
Jerre L. Stead(1)(2)	517,700	*
Daniel Yergin(1)	67,500	*
Jeffrey R. Tarr(1)	103,512	*
Michael J. Sullivan(1)	67,647	*
Scott Key	22,349
C. Michael Armstrong(1)	26,977	*
Steven A. Denning(1)(3)	25,158	*
Ruann F. Ernst(1)	13,388	*
Brian H. Hall(1)	11,661	*
Roger Holtback(1)	31,425	*
Balakrishnan S. Iyer(1)	26,977	*
Michael Klein(1)	6,934	*
Richard W. Roedel(1)(4)	40,284	*
Christoph v. Grolman	—	*
All current directors and executive officers as a group (21 persons)	1,129,077	1.7%
Urvanos Investments Limited(5)	14,708,859	23.0%
The Woodbridge Company Limited(6)	4,399,000	6.9%
T. Rowe Price Associates(7)	4,171,630	6.5%
Augustus Limited (8)	3,412,415	5.3%

*	Represents less than one percent.
(1)	Number of shares beneficially owned excludes performance-based awards held by our executive officers that are payable in common stock upon the achievement of certain performance goals. The number includes stock options that are exercisable within 60 days of the record date, restricted stock, and restricted stock units held by the listed executive officers (our “Named Executive Officers”), non-employee directors, and all executive officers.

The excluded performance awards are as follows:

Name of Beneficial Owner	Number of Performance-Based Shares at Target Performance Level	Fiscal Years in Which Performance Will Be Measured
Stead	100,000	2010, 2011
Yergin	43,000	2010, 2011, 2012
Tarr	62,000	2010, 2011, 2012
Sullivan	55,000	2010, 2011, 2012
Key	60,000	2010, 2011, 2012
All current executive officers as a group (12 persons)	509,000	2010, 2011, 2012

*	None of our non-employee directors hold performance-based stock awards.

The stock options, restricted stock and restricted stock units included in beneficial ownership are as follows:.

Name of Beneficial Owner	Options Exercisable Within 60 days of March 12, 2010	Restricted Stock	Restricted Stock Units
Stead	75,000	—	25,000
Yergin	12,500	—	25,000
Tarr	12,500	—	30,750
Sullivan	10,000	—	9,000
Key	5,000	—	13,000
Armstrong	—	—	14,477
Denning	—	—	25,158
Ernst	—	—	13,388
Hall	—	—	11,661
Holtback	—	—	20,463
Iyer	—	12,500	14,477
Klein	—	—	6,934
Roedel	—	—	20,784
Grolman	—	—	—
All current executive officers and directors as a group (21 persons)	136,433	12,500	265,192

(2)	Mr. Stead’s reported beneficial ownership includes 258,889 shares held by JMJS II LLLP, a family trust.
(3)	As reflected in Mr. Denning’s reports filed under Section 16(a) of the Exchange Act, Mr. Denning disclaims beneficial ownership of the shares held by entities affiliated with General Atlantic, LLC, including General Atlantic Partners 82, GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, and GAP-W, LLC.
(4)	Mr. Roedel’s spouse is the holder of all of his reported ownership. Mr. Roedel disclaims beneficial ownership of these shares.
(5)	This information was obtained from American Stock Transfer & Trust Company, our transfer agent, and the security holder. Voting and investment decisions with respect to the common stock that is owned by Urvanos have historically been made by TBG Holdings N.V. (“TBG”), a Netherlands-Antilles company which is the indirect sole owner of the Urvanos Investments Limited (“Urvanos”). Based on information received from our shareholder, TBG is wholly owned indirectly by TB Continuity II Trust (the “Trust”), of which Georg Heinrich Thyssen-Bornemisza is the sole primary beneficiary. George Heinrich Thyssen-Bornemisza is the chairman of the board of directors of TBG. The address of Urvanos is 17 Grigoriou Xenopoulou Street, P.O. Box 54425, Limassol, Cyprus.
(6)	This information was obtained from American Stock Transfer & Trust Company, our transfer agent, representing shares owned as of March 12, 2010 by The Woodbridge Company Limited, 65 Queen Street West, Suite 2400, Toronto, Ontario, M5H 2M8.
(7)	These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. This information was obtained from the Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. on February 12, 2010.
(8)	This information was obtained from American Stock Transfer & Trust Company, our transfer agent, and the security holder. The shares reported include 3,000,000 shares owned by Augustus Limited, c/o NMaitland Trust, PO Box 75 Douglas, British Isles, IM99 1EP and 412,415 shares held by Augustus Investments (USA) LT, c/o NMaitland Trust, PO Box 75 Douglas, British Isles, IM99 1EP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4, and 5 with the SEC. Officers, directors, and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4, and 5 that they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that, during the last fiscal year, all filings required under Section 16(a) applicable to the Company’s officers, directors, and 10% stockholders were timely, with the exception of a late Form 4 filed during fiscal year 2009 to reflect the fact that Mr. Roedel inadvertently failed to report a gift of shares to his wife.

Report of the Audit Committee

The following report of the Audit Committee does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any other filing by IHS under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control, and legal compliance functions by approving the services performed by the Company’s independent registered public accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. The Company’s management is responsible for preparing the Company’s financial statements. The independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accountants.

To fulfill that responsibility, the Audit Committee has regularly met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements for fiscal year 2009 were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. As part of that review, the Committee received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee has discussed the independent registered public accounting firm’s independence from the Company and its management, including any matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence.

The Audit Committee has discussed with internal and independent registered public accountants, with and without management present, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee approved the inclusion of the audited financial statements for fiscal year 2009 in the IHS Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted on March 27, 2010, by the members of the Audit Committee of the Board:

Mr. Balakrishnan Iyer, Chairman

Mr. Roger Holtback

Mr. Richard Roedel

Report of the Human Resources Committee

The following report of the Human Resources Committee does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any other filing by IHS under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Human Resources Committee of the Board has reviewed and discussed with Company management the Compensation Discussion and Analysis section of this Proxy Statement, as required by Item 402(b) of SEC Regulation S-K. Based on such review and discussion, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted on March 27, 2010 by the members of the Human Resources Committee of the Board:

Mr. Steven A. Denning, Chairman

Dr. Ruann F. Ernst

Mr. Brian H. Hall

Mr. Michael Klein

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis will focus on the following:

•	the objectives of our executive compensation program, including the performance it is designed to motivate and reward;

•	the elements of our executive compensation program and their purposes; and

•	how we make compensation decisions and determine the amount of each element of compensation, in general and in fiscal year 2009.

Objectives of the Executive Compensation Program

The objectives of our executive compensation program are to:

•	align executive compensation with key stakeholder interests;

•	attract, retain and motivate highly qualified executive talent; and

•	provide appropriate rewards for the achievement of business objectives and growth in stockholder value.

Design of the Total Compensation Program

Our executive compensation program consists of several elements. The following table outlines details of each element.

Component	Purpose	Philosophy Statement
Base Salary	• Pay for expertise and experience	• Generally, targeted at the 50th percentile of peer companies

	• Attract and retain qualified executives	• Actual salaries also based on individual experience, expertise, performance and succession planning

• Pay for demonstration of our core competencies

Short-Term Incentives	• Motivate superior operational and financial performance	• Generally, opportunity targeted at the 50th percentile for target or “as expected” performance

	• Provide annual recognition of performance	• Provide for upside opportunity when performance exceeds goals

	• Align performance with competitive practices	• Measures intended to foster customer delight, sustainable year-over year growth, and ongoing value creation

Long-Term Incentives	• Align executives with stockholders	• Appropriate target opportunities based on a review of multiple reference points:

	• Create an incentive to drive long-term value in the organization	—Market data (50th percentile) —Individual and company performance —Succession planning

	• Encourage long-term retention	• Focus on creating stockholder value

	• Align with competitive practices	• Intended to maintain a meaningful and yet forfeitable ownership stake denominated in our stock

• Measures aligned with our key long-term value drivers

Executive Retirement Benefits	• Contribute to a competitive total rewards package	• Programs are consistent with those of employees generally plus restoration for retirement benefits capped by limits imposed by the IRS Code on compensation that counts as retirement eligible

Employment Agreements	• Protect executives in the case of job loss (except for any termination for cause)	• Benefit levels set conservatively compared to peer group practices

• Align with competitive practices to attract and retain employees

• For change-in-control protection, help ensure that executives consider all appropriate transactions to increase stockholder value

Overview of Executive Compensation Decisions During Fiscal Year 2009

The Human Resources Committee of the Board (the “Committee”) considered a variety of factors in making compensation decisions in fiscal year 2009:

•	experience, responsibilities, and individual and overall Company performance;

•	internal equity among senior executives and the role an executive plays in our succession planning efforts;

•	competitive market data and trends; and

•	alignment with our three key groups of stakeholders—stockholders, customers, and colleagues.

These factors are particularly important in designing compensation arrangements to attract and motivate executives in the markets which IHS competes.

The Committee periodically reviews benchmarking data provided by Hewitt Associates (“Hewitt”) in its determination of compensation levels. Hewitt provides competitive market references for base salary, short-term incentives, and long-term incentives. Hewitt does not perform other services for the company.

The benchmark data on base salary, short-term incentives, and long-term incentives is typically size-adjusted to reflect our relative size versus the companies in the peer group. Given the volatility in the market, the Committee reviewed overall trend data as it related to long-term incentives. The peer group in fiscal year 2009 was based on companies that have similar business operations to IHS and are generally considered comparable companies with respect to business results. Our peer group consists of the following companies:

Acxiom Corporation Advisory Board Company Arbitron, Inc. The Corporate Executive Board Company	The Dun & Bradstreet Corporation Equifax Inc. FactSet Research Systems Inc. Fair Isaac Corporation	Gartner, Inc. John Wiley and Sons, Inc. McGraw-Hill Companies Moody’s Corporation RiskMetrics Group Inc. Thomson Reuters Corporation

After reviewing the benchmark data, the Committee considered the recommendations of our Chief Executive Officer (“CEO”) for each of the Named Executive Officers (“NEOs”), excluding the CEO, for base salary adjustments, target short-term incentive levels, and long-term incentive grants. In general, the CEO’s recommendations considered the following:

•	performance versus stated individual and Company business objectives;

•	the critical nature of each individual to the Company’s future success; and

•	market data and the need to retain critical leadership talent.

For the CEO’s compensation, the Committee also considered the benchmark data and discussed his compensation in executive session without the CEO present.

Specific factors considered by the Committee and, where applicable, by the CEO for each of the NEOs in 2009 included:

Named Executive Officer	Factors Considered
Stead	• Strong company performance, particularly in light of the economic conditions

• Mr. Stead’s experience level, leadership, and individual performance for the year

• Mr. Stead’s results in building teamwork and collaboration across our global organization as we continue to focus on delighting our customers

• The Committee and Mr. Stead have agreed to put more emphasis on pay-at-risk in his compensation than is given in our stated philosophy

Yergin	• An important lead for our intellectual capital and business development activities

• World-renowned knowledge and reputation

• Significant demand in the market for his services

• Individual performance for the year

Tarr	• Role as President & COO of IHS

• Significant contribution to our success

• Individual performance for the year

Sullivan	• Continued outstanding performance

• Significant contribution to our success

• Credibility with our investors

Key	• Role as Senior Vice President, Insight

• Significant contribution to our success

• Individual performance for the year

During fiscal year 2009, the Committee also reviewed tally sheets to ensure that it had a complete understanding of the value of all compensation being delivered currently, as well as potential value in the future. In addition, the Committee reviews at each meeting a summary of the equity position for each executive for those awards that have vested and those that will vest in the future. These analyses were used to help the Committee ensure that:

•	the executive team has a significant forfeitable equity stake; and

•	the amount earned by executives is appropriate at various performance levels.

The Committee believes that the compensation program design is appropriate based on internal and external benchmarks. Most importantly, the Committee believes that the compensation program appropriately rewards stockholder value creation.

Role of Executive Officers in the Compensation Process

The following table summarizes the role of executive officers in compensation decisions:

Executive Officer	Role
Chief Executive Officer	• Assesses individual performance for each of the other NEOs and provides results to the Committee

• Provides recommendations for all compensation elements to the Committee for the other NEOs

• Helps establish and set the appropriate metrics for the incentive plans to ensure they appropriately align with business objectives

• Works with the Committee to identify a peer group for benchmarking purposes

• With the assistance of the HR staff, discusses the methodology used by the consultant in benchmarking compensation

Chief Financial Officer	• Provides Company financial results in helping the Committee make compensation decisions

• Provides analysis to support financial targets approved for each incentive plan

Chief Human Resources Officer	• Provides robust succession planning and performance information on senior executives to prioritize individual retention considerations

• Provides the Committee internal compensation analysis for the CEO and each NEO

• Discusses the methodology used by the consultant in benchmarking compensation

Elements of Compensation

Base Salary

The purpose of base salary is to pay for expertise and experience, to attract and retain qualified executives, and to reward for demonstration of the IHS core values and competencies. Given the economic conditions when decisions were made in December 2008, the Company decided to determine the appropriate level of merit for each NEO and defer 50% of the increase for 6 months beyond our normal timing (reflected in table below).

For the individual reasons referenced above, the following increases were made to NEO salaries during fiscal year 2009 reflecting the Committee and CEO’s assessment of their individual performance and contribution in 2008, except for Mr. Stead.

Named Executive Officer	Salary as of 12/1/2008	Annual Merit Increase – 1st half effective 2/1/2009		Annual Merit Increase – 2nd half effective 8/1/2009		Salary as of 11/30/2009
Stead	$750,000	None	(1)	None	(1)	$750,000
Yergin	$500,000	$10,000	(2)	$10,000	(2)	$520,000
Tarr	$480,000	$15,000	(2)	$15,000	(2)	$510,000
Sullivan	$420,000	$15,000	(2)	$15,000	(2)	$450,000
Key	$400,000	None	(3)	$25,000	(3)	$425,000

(1)	Mr. Stead has not received a salary adjustment since 2006 given the continued focus on pay-at-risk.
(2)	Merit increases were split in half with 50% of the agreed upon increase effective February 1, 2009 and the remaining 50% effective August 1, 2009
(3)	Mr. Key did not receive a salary increase in February due to his promotional increase in September 2008. He did receive a merit increase effective August 1, 2009 due to his outstanding performance.

Short-Term Incentives

Our short-term incentive program is intended to motivate superior operational and financial performance, provide annual recognition of performance, and align performance with competitive practices.

Each level within IHS has a target annual opportunity as a percentage of base salary. The target opportunities for each level are generally based on 50th percentile market data from our benchmarking analysis and internal equity. Targets for the NEOs are as follows:

Named Executive Officer	2009 Short Term Incentive Target as Percentage of Salary	Comments
Stead	100%	No change from prior year
Yergin	N/A(1)	N/A
Tarr	75%	Increased from 65% to bring closer to the 50th percentile
Sullivan	75%	Increased from 65% to align with scope and impact of position
Key	75%	Increased from 60% to align with Tarr and reflect anticipated future role progressions

(1)	Dr. Yergin’s short-term incentive is determined pursuant to his employment agreement. See discussion below.

In order to achieve the objectives of the compensation program, performance against the metrics in the following table is measured to determine actual amounts earned from the bonus. The Committee believes that these metrics represent key operational and financial metrics for IHS that will drive long-term stockholder value. The weightings between financial performance and strategic/individual goals are consistent across the organization.

Metric	Weighting	Payout Level	2009 Goal	Percentage of Target Earned(1)
Corporate Adjusted Earnings per Share (EPS)(2)	35%	Threshold Target Maximum	$2.35 $2.61 $2.74	30 100 150	% % %
Corporate Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) Margin(2)	35%	Threshold Target Maximum	26.3% 27.7% 29.1%	30 100 150	% % %
Strategic/Individual Goals	30%	Threshold Target Maximum	Based on CEO and/or Committee Assessment	50 100 150	% % %

(1)	Percentage of target earned is interpolated between these points. No amount is paid below the level identified as “Threshold”.
(2)	Adjusted measures exclude extraordinary items, pension income and expense related to restricted share grants.

The “Strategic/Individual Goals” portion was primarily tied to an assessment of each NEO’s performance in terms of our four goals as follows:

•	improving on customer satisfaction (“Customer Delight”);

•	fostering a culture that enables colleague success;

•	delivering profitable top and bottom-line growth; and

•	shareowner success relative to peer group.

We have two special achievement awards. The first one is tied to Customer Delight and applies to all Annual Incentive Plan eligible employees, including the NEOs (other than Dr. Yergin). If the Corporate Customer Delight score of 53% (target) is achieved, participants would receive an incentive of 5% of their core calculated award. If a score of 55% (stretch) is achieved, participants would receive an incentive of 10% of their core calculated award. The Customer Delight metric is derived from a third party survey utilizing an established customer survey model.

We also provide an additional special achievement award tied to organic revenue growth for all Annual Incentive Plan eligible employees, including the NEOs (other than Dr. Yergin). For every 1% of corporate organic revenue growth above 9.5%, all plan participants would receive an award equal to 5% of the core plan bonus amount. Awards are calculated on a pro-rata basis.

Dr. Yergin’s Short-Term Incentive

Dr. Yergin’s short-term incentive is determined according to the terms of his employment agreement. IHS and Dr. Yergin entered into this employment agreement in September 2004 when IHS acquired Cambridge Energy Research Associates, Inc. (“CERA”), the company founded by Dr. Yergin.

Dr. Yergin’s short-term incentive includes the following fiscal year 2009 metrics and weightings:

Metric	Details	Weighting
CERA Performance	• $54 million in CERA revenue earns 50% of bonus target	40%
	• $56 million in CERA revenue earns 100% of bonus target
Key Account Performance	• $5 million in new revenue for IHS due to Dr. Yergin’s efforts earns 50% of bonus target	20%
	• $9 million in new revenue for IHS due to Dr. Yergin’s efforts earns 100% of bonus target

The remaining 40% of Dr. Yergin’s short-term incentive is for the achievement of strategic/individual goals. The payout is determined by the CEO and/or Committee based on his or its assessment of Dr. Yergin’s critical thought leadership within the industry, the success of CERAWeek (the annual conference for business and government leaders on energy issues), and his role as IHS Strategic Advisor. The maximum payout is 100% of target.

For fiscal year 2009, the results for the NEO short-term incentives were:

Named Executive Officer	Financial Metric 1(1)	Weighting	Financial Metric 2(2)	Weighting	Strategic/ Individual Metric(3)	Weighting	Core Plan Payout as % of Target Bonus
Stead (4)	100%	35%	120%	35%	100%	30%	107%
Yergin	100%	40%	100%	20%	100%	40%	100%
Tarr	100%	35%	120%	35%	116%	30%	112%
Sullivan	100%	35%	120%	35%	120%	30%	113%
Key	100%	35%	120%	35%	143%	30%	120%

(1)	“Financial Metric 1” represents Corporate Adjusted EPS, except that for Dr. Yergin it represents CERA Performance.
(2)	“Financial Metric 2” represents Corporate Adjusted EBITDA Margin, except that for Dr. Yergin it represents Key Account Performance.
(3)	“Strategic/Individual Metric” represents Strategic/Individual Goals.
(4)	Mr. Stead was assigned by the Committee a strategic/individual component assessment of 150% or maximum based on his and the Company’s performance in 2009. At the request of Mr. Stead, the Committee agreed to cap the actual payout at 100%.

The final payout is calculated as follows:

Named Executive Officer	Salary for Short-Term Incentive Calculation		Core Plan Payout as % of Target Short-Term Incentive	Core Plan Payout	Customer Delight Special Achievement Award(2)	Final Payout(3)
Stead	$750,000		107%	$802,500	$80,250	$882,750
Yergin	n/a	(1)	100%	$750,000	n/a	$750,000
Tarr	$510,000		112%	$427,273	$42,727	$470,000
Sullivan	$450,000		113%	$381,818	$38,182	$420,000
Key	$425,000		120%	$381,818	$38,182	$420,000

(1)	Salary not applicable as Dr. Yergin’s short-term incentive target is not determined as a percentage of base salary. For fiscal year 2009, his target was $750,000 in accordance with his employment agreement.
(2)	The Customer Delight Special Achievement Award for fiscal year 2009 was calculated as ten percent of the Core Plan Payout based on over-achievement of our stretch goal in 2009.
(3)	There was no payout in 2009 for the special achievement award related to organic revenue growth.

The Committee may exercise discretion outside of the plan, both positively and negatively, based on factors it deems appropriate. For fiscal year 2009 payouts, discretion was applied in a downward manner, in part to recognize the economic climate, as follows:

•

The actual result on Financial Metric 1 (Corporate Adjusted EPS), was 104% of target. The Company, with the Committee’s approval, capped this payout at 100% of target for the NEOs and others in the Company.

•

The actual result on Financial Metric 2 (Corporate Adjusted EBITDA), was 143% of target. The Company, with the Committee’s approval, capped this payout at 120% of target for the NEOs and other corporate participants so that additional bonus dollars could be allocated to employees in certain business units.

Long-Term Incentives

Our long-term incentive awards are intended to align executives with stockholders, drive long-term value in the organization, provide for significant long-term retention, and match competitive compensation practices. Awards were granted in February 2009 after approval in the December 2008 Committee meeting. Long-term incentives in fiscal year 2009 for the NEOs consisted of the following:

Vehicle	Percentage of Target Value	Rationale for Vehicle
Performance-Based	100%	• Reward strong financial performance

Restricted Stock Units		• Create strong alignment with shareholders

		• Be consistent with competitive compensation practices

		• Create long-term retention

Performance-Based Restricted Stock Units

Performance-based restricted stock units (PRSUs) strongly align executives both to our financial performance and our stock price. PRSUs granted in fiscal year 2009 to each of our NEOs will be earned at the end of fiscal year 2011 if specified performance goals are met, with the exception of Mr. Stead who was awarded a multi-year grant. The Committee feels that these goals are key drivers of long-term stockholder value. The awards are denominated and paid in shares of IHS stock so that executives are directly aligned with stockholders during the performance period. The table below applies to all of our NEOs, except for Mr. Stead.

Metric	Weighting	Payout Level	Percentage of Target Shares Earned
2011 Corporate Revenue	50%	Threshold	50%
		Target	100%
		Maximum	175%
2011 Corporate Adjusted EBITDA(1)	50%	Threshold	50%
		Target	100%
		Maximum	175%

(1)	Adjusted measures exclude extraordinary items, pension income, and expense related to restricted share grants.

The Committee sets what it believes to be stretch performance goals for revenue and adjusted EBITDA. To achieve 100% of target payout, the Company must grow at a rate in excess of historical industry trends. For both metrics above, our target level growth rates are approximately 20%. Given that we have only been public since November 2005, we do not have a long-term historical reference for our actual results under these types of plans versus the targets we have set.

If threshold levels are not met, 0% of target is earned for that measure. Additionally, to motivate consistent revenue growth, a 15% discount will be applied to the otherwise earned award if a minimum of 6% revenue growth is not achieved each year during the three-year performance period.

Mr. Stead’s 2009 long-term incentive grant represented a multi-year, performance-based grant and is intended to cover two years. The Committee chose to provide Mr. Stead with a multi-year grant to retain Mr. Stead in the CEO role based on his experience, industry stature, succession planning considerations and his leadership in our continued success. Mr. Stead did not receive a grant in the prior year. The structure of his plan is only different from that of other senior executives due to the multi-year grant as is noted in the table below. The performance metrics and growth rate expectations in setting the targets are the same as those applied to the other NEOs.

Metric	Number of Performance- Based Restricted Stock Units at Target	Date Earned
2010 Adjusted EBITDA and Revenue (50% Weighting Each)	50,000	January 2011 based on Committee certification
2011 Adjusted EBITDA and Revenue (50% Weighting Each)	50,000	January 2012 based on Committee certification

Due to the uncertain economic environment at the time of the fiscal year 2009 grants and a review of trend information provided by Hewitt, the market range of shares utilized for those below the CEO was not increased from the prior year, resulting in a significant reduction in the grant date value of these awards due to our reduced stock price from the prior year. Within this market range, each individual was granted a differentiated award based on the Committee’s evaluation of performance, potential and an analysis of outstanding unvested equity.

Named Executive Officer	Performance- Based Restricted Stock Units at Target Performance
Yergin	15,000
Tarr	23,000
Sullivan	20,000
Key	18,000	(1)

(1)	15,000 performance-based restricted stock units were granted on February 1, 2009 and an additional 3,000 were granted on August 6, 2009 after approval by the Committee. This was in recognition of strong performance, assuming additional responsibilities, and Mr. Key’s important role in our company’s succession plans. The performance-based restricted stock units are tied to Company performance and will be earned at the end of fiscal year 2011.

These awards were approved at the December 2008 Committee meeting and were granted in February 2009 based on our annual compensation cycle, with the exception of Mr Stead’s. Mr. Stead’s award was approved at the January 2009 Committee meeting and was granted in February 2009. The timing of grants for the NEOs is consistent with all other IHS employees.

Our long-term incentive awards are designed to comply with the requirements of section 162(m) of the IRS Code to avoid losing the deduction for compensation in excess of $1 million paid to our NEOs.

Stock Ownership Guidelines

The Committee believes that senior management should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with our stockholders, the Committee has adopted share retention and ownership guidelines for senior management. Our executive officers must retain 50% of the net after-tax shares of all non-option awards that were granted after the individual was named an executive officer of the Company. These shares must be held until the executive officer’s service to IHS terminates.

The Committee reviews share ownership levels of those persons subject to these guidelines in their annual review of tally sheets. All NEOs are in compliance with these guidelines.

Retirement Benefits and Perquisites

We maintain qualified defined benefit and defined contribution plans with an employer match available to all employees, including the NEOs.

The Company has an unfunded nonqualified defined benefit plan that restores benefits that are not able to be provided under the qualified defined benefit plan due to limits imposed by the IRS Code. The NEOs are eligible to participate in this plan. We do not provide any other type of nonqualified retirement plan for our NEOs.

We also provide our NEOs with life and medical insurance, pension, and other benefits generally available to all employees. Under the terms of his employment agreement, Dr. Yergin also receives supplemental life and disability insurance and tax planning services.

Overall, the Committee believes that the Company provides de minimis perquisites to our senior executives. We do not believe that significant perquisites are generally an appropriate form of compensation for senior executives. Dr. Yergin and Mr. Key are the only NEOs who received perquisites valued at more than $10,000 during fiscal year 2009. Dr Yergin’s perquisites are provided pursuant to his employment agreement and represent historical services he received prior to our purchase of CERA in 2004. Mr. Key’s perquisites were related to an international assignment and a subsequent relocation back to the United States. The benefits provided upon relocation were for a limited period and were discontinued in December 2009.

Employment Contracts, Termination of Employment Arrangements, and Change-in-Control Arrangements

We have entered into employment agreements with each of our NEOs except for the CEO who does not have an employment agreement. These employment agreements set forth the terms of employment for these NEOs. They establish what is expected of the NEO, compensation elements for which they are eligible, and benefits due to them, if any, upon employment termination. The particular events chosen to trigger benefits upon employment termination are based on common practices within our peer group for executive severance protections.

The termination benefits are intended to be less generous than competitive compensation practices, but are meaningful and designed to protect stockholder value. The purpose of these benefits is to:

•	protect executives in the case of job loss (except for terminations for cause);

•	align with competitive compensation practices to attract and retain employees, but established at lower levels of benefits; and

•	for change-in-control protection, help ensure that executives consider all appropriate transactions to increase stockholder value.

Impact of Accounting and Tax Treatment

The Committee considers the anticipated accounting and tax treatment to IHS and to the executive officers in its decision-making process. From an accounting perspective, the Committee wishes to ensure that there are no significant negative accounting implications due to the design of the compensation program.

The short-term and long-term incentive plans are currently designed to meet the requirements of section 162(m) of the IRS Code. However, the Committee may in the future take actions that it determines are necessary or appropriate to further the best interests of stockholders or to achieve our compensation objectives, but that could cause us to lose all or part of the deduction under Section 162(m) of the IRS Code.

Our compensation program is also designed with Section 409A of the IRS Code in mind so as to avoid additional taxes for the executive officers.

2009 Summary Compensation Table

The following summary compensation table sets forth information concerning aggregate compensation earned by or paid to (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three other most highly compensated executive officers who served in such capacities as of November 30, 2009. As noted above, we refer to these individuals as our “named executive officers” (“NEOs”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Jerre L. Stead	2009	750,000	5,688,302	225,960	882,750	484,322	1,200	8,032,534
Chairman and	2008	750,000	3,755,500	226,579	1,028,344	319,262	2,040	6,081,725
Chief Executive Officer	2007	750,000	5,063,699	528,066	990,450	602,379	2,040	7,936,634
Daniel Yergin	2009	511,538	1,733,099	56,490	750,000	83,283	76,231	3,210,641
Executive Vice	2008	500,000	1,652,877	56,645	663,000	61,787	418,162	3,352,471
President and Advisor	2007	453,385	1,172,276	47,204	575,000	52,672	487,076	2,787,613
Jeffrey R. Tarr	2009	497,308	1,376,844	202,044	470,000	55,325	11,925	2,613,446
President and	2008	480,000	1,299,661	202,299	427,791	13,916	11,819	2,435,486
Chief Operating Officer	2007	428,731	1,092,812	192,858	420,293	14,343	11,594	2,160,631
Michael J. Sullivan	2009	437,308	1,115,395	67,788	420,000	70,088	11,817	2,122,996
Executive Vice	2008	416,231	1,004,932	67,974	374,317	7,633	11,635	1,882,722
President and Chief Financial Officer	2007	357,970	1,115,213	56,645	351,628	4,166	11,349	1,896,971
Scott Key	2009	408,173	1,042,292	22,596	420,000	41,587	188,384	2,123,032
SVP, Insight

(1)	The valuation of the stock awards and option awards reported in this table is the amount of equity compensation expense recognized for financial statement purposes for fiscal year 2009 in accordance with GAAP. Compensation expense for equity awards is amortized over the vesting term of an award. As such, amounts reported in this table represent the expense attributable to portions of awards granted in fiscal years 2006 to 2009. Any estimated forfeitures are excluded from values reported in this table. For a discussion of the assumptions made in valuing these awards and a description of how we factor forfeitures into our overall equity compensation expense, refer to Note 14, “Stock-Based Compensation,” to our financial statements contained in our annual reports on Form 10-K for the fiscal years ended November 30, 2007, 2008 and 2009.

(2)	Represents performance-based cash payments paid on February 5, 2010 that were earned in fiscal year 2009 under our 2009 Annual Incentive Plan. (See “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentives.”)
(3)	Amounts represent the aggregate increase in actuarial value to the NEO of pension benefits accrued during 2009 based on the November 30th measurement date used for financial statement reporting purposes. Assumptions used to calculate the change in pension value are discussed in Note 13, “Employee Retirement Plans,” to our financial statements contained in our annual report on Form 10-K for the fiscal year ended November 30, 2009.
(4)	The table below provides a breakdown of other annual compensation in 2009 for each of our NEOs:

Name	Perquisites ($) (a)	Company Paid Taxes (b)	401(k) Company Matching Contributions ($)	Dollar Value of Life Insurance Premiums ($)	Supplemental Life and Disability Insurance Coverage ($)	Total ($)
Stead	—		—	1,200	—	1,200
Yergin	31,085		9,328	924	34,894	76,231
Tarr	—		11,025	900	—	11,925
Sullivan	—		11,025	792	—	11,817
Key	111,078	65,565	11,002	739	—	188,384

(a)	Represents payments made for financial and tax planning services for Mr. Yergin.

For Mr. Key, approximately $88,000 represents payments made for housing and furniture rental in Boston during fiscal year 2009. This benefit was for a limited amount of time and ended in December 2009. It was provided as part of his new role which required him to relocate again in 2009. The remaining amount represents expatriate expenses for the end of his international assignment in the United Kingdom.

(b)	Represents taxes paid by the Company in relation to Mr. Key’s international assignment to ensure he did not pay more tax than he would had he continued to reside in the United States.

2009 Grants of Plan-Based Awards During Fiscal Year

The following table provides information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2009. During fiscal year 2009, none of the NEOs received any stock options or stock awards other than the PRSUs reported in the table below.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Date Award Approved	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant date fair value of stock and option awards ($) (3)
Stead	2/1/09	12/3/08	270,000	750,000	1,350,000	50,000	100,000	175,000	4,431,000
Yergin	2/1/09	12/3/08	375,000	750,000	750,000	7,500	15,000	26,250	664,650
Tarr	2/1/09	12/3/08	137,700	382,500	688,500	11,500	23,000	40,250	1,019,130
Sullivan	2/1/09	12/3/08	121,500	337,500	607,500	10,000	20,000	35,000	886,200
Key			114,750	318,750	573,750
	2/1/09 8/6/09	12/3/08 8/6/09				7,500 1,500	15,000 3,000	26,250 5,250	664,650 145,950

(1)	The amounts in these columns reflect ranges of possible payouts under our 2009 Annual Incentive Plan. Under this plan, threshold performance must be met in order for there to be any payout. We made various assumptions to determine the estimated payouts as shown in the table above, including:
•

Threshold amounts assume financial performance payout at 30% and individual performance payout at 50% for Messrs. Stead, Tarr, Sullivan, and Key. For Dr. Yergin, threshold amount assumes financial and individual performance payout at 50%.

•	Target amounts assume financial and individual performance payout at 100% for Messrs. Stead, Tarr, Sullivan, Key, and Dr. Yergin.
•

Stretch, or maximum, amounts assume financial and individual performance payout at 150% for Messrs. Stead, Tarr, Sullivan, and Key. Additionally, we assumed payout at 10% of the core calculated for the organic revenue special award achievement. We also assumed payout at maximum for the Customer Delight award at 10% of the core calculated award (see “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentives”). For Dr. Yergin, stretch amount assumes financial and individual performance payout at 100%, which is his contractual maximum.

(2)	Represents shares of our common stock underlying PRSUs granted to our NEOs under our Amended and Restated 2004 Long-Term Incentive Plan (“2004 LTIP”). The actual payout of shares under the PRSU grants will be determined in the first quarter of fiscal year 2012 based primarily on performance achieved in fiscal year 2011, with additional possible reductions in the actual payout if certain revenue growth is not met in fiscal years 2009 through 2011 (see “Compensation Disclosure and Analysis—Elements of Compensation—Long-Term Incentives”).
(3)	The grant date fair value of PRSUs is calculated by multiplying the fair market value of a share of our common stock, as determined under the 2004 LTIP, on the date of grant by the target number of shares granted. Under the 2004 LTIP, the fair market value for a share of our common stock is the average of the high and low trading prices on the date of grant.

Narrative Disclosure to 2009 Summary Compensation Table and 2009 Grants of Plan-Based Awards Table

In fiscal year 2009, all of our non-equity incentive compensation awards to our NEOs were made under and subject to the terms of our 2009 Annual Incentive Plan and all of our equity incentive compensation awards were made under and subject to the terms of our 2004 LTIP.

In 2009, we granted PRSUs to each of the NEOs. The PRSUs will be earned after the end of fiscal year 2011 if specified performance goals are met. The awards are paid in shares of common stock, and have dividend equivalent rights (see “Compensation Disclosure and Analysis—Elements of Compensation—Long-Term Incentives”).

Outstanding Equity Awards at 2009 Fiscal Year End

The following table sets forth information concerning the current holdings of stock options, restricted stock awards, restricted stock unites (“RSUs”), and PRSUs by our named executive officers as of November 30, 2009, the last day of our fiscal year 2009. The market value of the shares set forth under the “Stock Awards” column was determined by multiplying the number of unvested or unearned shares by $50.28, the closing price of our common stock on November 30, 2009, the last day of our fiscal year.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (15)		Equity Incentive Plan Awards: Market or Payment Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stead	50,000	(2)	25,000	(2)	37.65	1/29/2015	92,667	(5)	4,659,297	100,000	(10)	5,028,000
Yergin	8,334	(2)	4,166	(2)	37.65	1/29/2015	85,442	(6)	4,296,024	28,000	(11)	1,407,840
Tarr	—	(3)	49,500	(3)	30.80	7/24/2014	58,433	(7)	2,938,011	43,000	(12)	2,162,040
	8,334	(2)	4,166	(2)	37.65	1/29/2015	—		—	—		—
Sullivan	5,000	(4)	5,000	(4)	37.65	1/29/2015	37,067	(8)	1,863,729	37,000	(13)	1,860,360
Key	3,334	(2)	1,666	(2)	37.65	1/29/2015	12,108	(9)	608,790	42,000	(14)	2,111,760

(1)	The option price is equal to the closing price of IHS stock on the date of grant.
(2)	Of the total options granted (equal to the sum of the options exercisable and unexercisable), one-third became exercisable on each of January 29, 2008, January 29, 2009, and January 29, 2010.
(3)	These options vest on July 24, 2010.
(4)	Of the total options granted, 5,000 vested on January 29, 2008 and have been exercised and 5,000 became exercisable on each of January 29, 2009 and January 29, 2010.
(5)	Consists of 92,667 PRSUs that vested on January 13, 2010, based upon 2009 financial performance.
(6)	Consists of 16,667 restricted shares that vested on December 12, 2009, 37,500 RSUs of which 12,500 vest on January 15 of each year from 2010 through 2012, and 31,275 PRSUs that vested on January 13, 2010 based upon 2009 financial performance.
(7)	Consists of 21,250 RSUs that vest on July 24, 2010 and 37,183 PRSUs that vested on January 13, 2010 based upon 2009 financial performance.

(8)	Consists of 37,067 PRSUs that vested on January 13, 2010 based upon 2009 financial performance.
(9)	Consists of 4,000 RSUs that vest on July 10, 2011 and 8,108 PRSUs that vested on January 13, 2010 based upon 2009 financial performance.
(10)	Consists of 50,000 PSRUs that will vest based upon 2010 financial performance and 50,000 PRSUs that will vest based upon 2011 financial performance. (See Footnote 15)
(11)	Consists of 13,000 PSRUs that will vest based upon 2010 financial performance and 15,000 PRSUs that will vest based upon 2011 financial performance. (See Footnote 15)
(12)	Consists of 20,000 PSRUs that will vest based upon 2010 financial performance and 23,000 PRSUs that will vest based upon 2011 financial performance. (See Footnote 15)
(13)	Consists of 17,000 PSRUs that will vest based upon 2010 financial performance and 20,000 PRSUs that will vest based upon 2011 financial performance. (See Footnote 15)
(14)	Consist of 24,000 PRSUs that will vest based upon 2010 financial performance and 18,000 PRSUs that will vest upon 2011 financial performance. (See Footnote 15)
(15)	These awards consists of PSRU awards granted in 2008 and in 2009 that will pay out based primarily upon company performance in 2010 and 2011 respectively (see “Compensation Disclosure and Analysis—Elements of Compensation—Performance-Based Restricted Stock Units”). The PSRUs have three key payout levels: threshold, target, and maximum. If threshold performance is not met, the award will not pay out any shares. The number of shares reported in the table above are at the target payout level. The following table describes the payouts at the threshold and maximum performance levels.

PRSUs OUTSTANDING AT END OF FISCAL YEAR 2009

	Threshold Performance		Maximum Performance
	Number of Unearned Units That Have Not Vested (#)	Market Value of Unearned Units That Have Not Vested ($)	Number of Unearned Units That Have Not Vested (#)	Market Value of Unearned Units That Have Not Vested ($)
Stead	50,000	2,514,000	175,000	8,799,000
Yergin	14,000	703,920	49,000	2,463,720
Tarr	21,500	1,081,020	75,250	3,783,570
Sullivan	18,500	930,180	64,750	3,255,630
Key	21,000	1,055,880	73,500	3,695,580

Stock Vested During Fiscal Year 2009

The following table sets forth information concerning the number of shares acquired and dollar amounts realized by each of our NEOs during the fiscal year ended November 30, 2009 on the vesting of restricted stock and restricted stock units. No stock options were exercised by our NEOs during the fiscal year ended November 30, 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stead	100,000	4,529,000
Yergin	29,167	1,149,053
Tarr	3,000	147,990
Sullivan	3,334	164,466
Key	4,961	230,785

(1)	Value realized upon vesting is calculated by multiplying the number of shares vesting by the average of the high and low trading prices on the vesting date (the fair market value as authorized in our 2004 LTIP). The value realized upon vesting does not necessarily reflect the actual proceeds that may have been or will in the future be received by the named executive officer upon the sale of the shares that vested.

Pension Benefits

IHS sponsors a tax-qualified defined benefit pension plan (Retirement Income Plan) for all U.S. employees. The Company also sponsors a nonqualified supplemental retirement plan (Supplemental Plan) to provide benefits to participants who are limited by IRS Code limits that apply to tax-qualified defined benefit plans. Under the IRS Code, the maximum permissible benefit from the qualified plans, for retirements in 2009, is $195,000, and the annual compensation exceeding $245,000 in 2009 cannot be considered in computing the maximum permissible benefit under the plans. Benefits under the Supplemental Plan replace the benefits that would have been provided if the IRS Code limits were not in place.

The table below sets forth the present value of accumulated benefits payable at age 65 (or later if applicable) as of November 30, 2009.

Name	Plan Name	Number of Years of Credited Service		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jerre Stead	Qualified	9.0		584,240	—
	Supplemental	34.0	*	2,657,642	—
Daniel Yergin	Qualified	3.6		112,071	—
	Supplemental	3.6		111,869	—
Jeffrey Tarr	Qualified	5.0		61,429	—
	Supplemental	5.0		59,085	—
Michael Sullivan	Qualified	10.1		107,617	—
	Supplemental	10.1		57,707	—
Scott Key	Qualified	3.6		57,710	—
	Supplemental	3.6		27,509	—

*	Mr. Stead was granted an additional 25 years of benefit service in January 2003 under the Supplemental Plan, which is $2,289,428 of the present value listed above.

Accumulated Benefit

The accumulated benefit is calculated according to the formula outlined below:

A. Benefit Accrued as of April 30, 2006: (i)+(ii)+(iii)*

i. 1.25% of highest five years’ average compensation in last 10 years as of April 30, 2006 up to covered compensation times years of benefit service (maximum 30 years),

ii. 1.70% of highest five years’ average compensation in last 10 years as of April 30, 2006 in excess of covered compensation times years of benefit service (maximum 30 years), plus

iii. 0.5% of highest five years’ average compensation in last 10 years as of April 30, 2006 times years of benefit service in excess of 30 years

Plus

B. From May 1, 2006, 15% of pensionable earnings, payable at age 65 as a lump sum pension.

*	Note for grandfathered participants, all service is covered under portion A. In the table above, Mr. Stead is the only grandfathered NEO.

Vesting

Participants are 100% vested in their benefit at the time they are credited with three years of vesting service or the date they reach age 65.

Retirement Eligibility

Normal retirement age under the plan is 65, but a participant who terminates employment with at least ten years of vesting service may retire as early as age 55. Under Part A of the formula above, participants who terminate employment after age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5% for each month that benefit commencement precedes age 62. Participants who terminate employment before age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5% for each month that benefit commencement precedes age 65. Part A of the formula above will be actuarially reduced for benefit commencements prior to age 55.

Under Part B of the formula above, participants who terminate prior to age 65 will receive a benefit reduction equal to 4.5% compounded annually for each year commencement precedes age 65.

Potential Payments upon Termination or Change in Control

The Company has entered into certain agreements that provide for compensation to the NEOs in the event of certain forms of termination of employment, including a Change in Control (CIC). Each of the NEOs except for Mr. Stead has an employment agreement with the Company; all of the NEOs including Mr. Stead benefit from accelerated vesting of all or a portion of their equity awards following certain termination events, pursuant to the terms of their equity award agreements.

In addition to the amounts discussed in the tables below, all of the NEOs may receive payouts from our qualified plans in the same manner that any salaried employee would (e.g., life or disability insurance payouts, pension plan payouts).

The tables below provide details of the nature and amounts of compensation to each NEO, assuming a hypothetical termination on November 30, 2009, the last day of our fiscal year. The tables are based on the following four scenarios:

1.	Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause

This category refers to voluntary terminations by the executive other than for Good Reason (i.e., resignations, retirements, or other terminations by mutual agreement), as well as terminations by the company for Cause (e.g., willful failure to perform material duties).

2.	Involuntary Termination Without Cause, or Termination for Good Reason (not Related to CIC)

This category refers to voluntary terminations by the executive for Good Reason or involuntary terminations by the Company without Cause. This form of termination covers events outside of a CIC context.

For Messrs. Tarr, Sullivan, and Key, “Good Reason” is defined as any breach by the Company of its material obligations under each executive’s employment agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days of receipt of notice.

For Dr. Yergin, “Good Reason” is defined as any of the following occurrences without Dr. Yergin’s consent: i) Company relocating Dr. Yergin outside of the Washington, D.C metropolitan area; ii) assignment of duties to Dr. Yergin that are not senior management duties; iii) any reduction in base salary; iv) failure to pay base salary to Dr. Yergin when due (which failure is not cured within 3 business days after written notice to the Company); v) requirement by the Company of business travel by Dr. Yergin more than 110 days per year after receipt of notice that requested travel would exceed such limit; vi) Change in Control; vii) any material breach of agreement, which breach is not cured within 14 days after written notice is delivered.

3.	Involuntary Termination Without Cause, or Termination for Good Reason (CIC)

In the employment agreements of Messrs. Tarr, Sullivan, and Key, and under the Company’s Long-Term Incentive (LTI) plan document, “Change in Control” is defined as follows:

•

the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent of the total combined voting power of all outstanding securities of the Company;

•

a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

•

a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding directly or indirectly those securities immediately prior to such merger;

•	the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

•	the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company; or

•

as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who are members of the Board before the Transaction will cease to constitute a majority of the board of directors of the Company or any successor thereto.

For Messrs. Tarr, Sullivan, and Key, “Good Reason” following a CIC is defined as follows:

•	the material diminution of position (including titles and reporting relationships), duties or responsibilities, excluding immaterial actions not taken in bad faith;

•

the breach by the Company of any of its material obligations under the employment agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days after receipt of such notice thereof; or

•

the Company’s relocation of the executive’s principal location of work by more than 50 miles (other than any relocation recommended or consented to by the executive); it being understood that the executive may be required to travel on business to other locations as may be required or desirable in connection with the performance of job duties.

In Dr. Yergin’s employment agreement, “Change in Control” is defined as the sale of a Controlling Interest in the Company to an enterprise or group of related enterprises (other than a person or entity related to the Company prior to such sale) not reasonably satisfactory to Dr. Yergin. “Controlling Interest” means ownership of a sufficient number of shares to elect a majority of the board of directors of the Company. The definition of “Good Reason” in Dr. Yergin’s employment agreement is the same with or without a CIC.

For all executives, unvested equity awards (i.e. stock options, PRSUs, and time-based RSUs) vest automatically in the event of a CIC. For Dr. Yergin, other severance is earned if he is terminated involuntarily without Cause or voluntarily with Good Reason following a CIC and during the term of his employment agreement. For Messrs. Tarr, Sullivan, and Key, other severance is earned if they are terminated involuntarily without Cause or voluntarily with Good Reason within 15 months following a CIC.

4.	Death or Disability

For all equity compensation awards, “Disability” is defined as a mental or physical illness that entitles one to receive benefits under the company’s long-term disability plan.

Potential Post-Termination Payments Table—Stead (1)

Executive Benefit and Payments Upon Separation	Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause	Involuntary Termination Without Cause, or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause, or Termination for Good Reason (Change in Control)(5)	Death	Disability
Cash Compensation:
Cash Severance(1)	—	—	—	—	—
Bonus Compensation(1)	—	—	—	—	—

Long-Term Incentive Compensation:
Stock Options(2)	$315,750	$315,750	$315,750	$315,750	$315,750
Performance RSUs (PRSUs)(3)	$4,659,297	$4,659,297	$9,687,297	$9,687,297	$9,687,297

Time-Vested RSUs(4)	—	—	—	—	—

Benefits & Perquisites:
Retirement Enhancement(6)	—	—	—	—	—
Welfare Benefits Continuation	—	—	—	—	—
Outplacement Assistance	—	—	—	—	—
Excise Tax & Gross-Up	—	—	—	—	—
Total	$4,975,047	$4,975,047	$10,003,047	$10,003,047	$10,003,047

(1)	Mr. Stead does not have an employment agreement; payments to him upon termination are limited to the provisions of his award agreements for equity compensation.
(2)	Stock option values are based on spread values (on currently unvested options that vest following a qualifying termination event) using the Company’s stock price at the end of the 2009 fiscal year. All currently unvested options vest in the event of any form of termination, including death, Disability, or Change in Control.
(3)	The value for PRSUs is based on the Company’s stock price at the end of the 2009 fiscal year. Mr. Stead’s PRSU award for the 2007-2009 performance period is vested subject to actual performance certification; the value of the portion that has not been paid is included, based on actual results, in this table. Other unvested PRSUs vest, at Target, in the event of death, Disability, or Change in Control.
(4)	Mr. Stead’s time-vested RSU awards are all vested.
(5)	Equity awards vest in the event of a Change in Control (i.e., single-trigger).
(6)	The payouts to Mr. Stead from the supplemental retirement plan are not enhanced under any form of termination.

Potential Post-Termination Payments Table—Yergin

Executive Benefit and Payments Upon Separation	Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause	Involuntary Termination Without Cause, or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause, or Termination for Good Reason (Change in Control)(5)	Death	Disability
Cash Compensation:
Cash Severance(1)	—	$520,000	$520,000	$520,000	$520,000
Bonus Compensation(1)	—	$750,000	$750,000	$750,000	$750,000

Long-Term Incentive Compensation:
Stock Options(2)	—	—	$52,617	$52,617	$52,617
Performance RSUs (PRSUs)(3)	—	—	$2,539,140	$2,539,140	$2,539,140
Time-Vested RSUs(4)	—	—	$2,723,517	$2,723,517	$2,723,517

Benefits & Perquisites:
Retirement Enhancement(6)	—	—	—	—	—
Welfare Benefits Continuation(7)	—	$34,894	$34,894	$34,894	$34,894
Outplacement Assistance	—	—	—	—	—
Excise Tax & Gross-Up	—	—	—	—	—
Total	—	$1,304,894	$6,620,168	$6,620,168	$6,620,168

(1)	Dr. Yergin receives 1× his base salary plus a pro rata bonus payment for any involuntary termination other than for Cause, or any voluntary termination for Good Reason.
(2)	Stock option values are based on spread values (on currently unvested options that vest following a qualifying termination event) using the Company’s stock price at the end of the 2009 fiscal year. All unvested options vest in the event of death, Disability, or Change in Control.
(3)	The value for PRSUs is based on the Company’s stock price at the end of the 2009 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PRSUs vest at Target in the event of death, Disability, or Change in Control.
(4)	The value for time-vested RSUs is based on the Company’s stock price at the end of the 2009 fiscal year multiplied by all unvested RSUs (that vest following a qualifying termination event). All unvested RSUs vest in the event of death, Disability, or Change in Control.
(5)	Equity awards vest in the event of a Change in Control (i.e., single-trigger).
(6)	The payouts to Dr. Yergin from the supplemental retirement plan are not enhanced under any form of termination.
(7)	Dr. Yergin receives welfare benefits continuation equal to 12 months. “Welfare Benefits” denotes health care, dental, and vision benefits plus a benefit for life and disability insurance.

Potential Post-Termination Payments Table—Tarr

Executive Benefit and Payments Upon Separation	Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause	Involuntary Termination Without Cause, or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause, or Termination for Good Reason (Change in Control)(5)	Death	Disability
Cash Compensation:
Cash Severance(1)	—	$1,338,750	$1,785,000	—	—
Bonus Compensation(1)	—	$382,500	$382,500	$382,500	$382,500

Long-Term Incentive Compensation:
Stock Options(2)	—	—	$1,016,877	$52,617	$52,617
Performance RSUs (PRSUs)(3)	—	—	$3,507,030	$3,507,030	$3,507,030
Time-Vested RSUs(4)	—	—	$1,068,450	—	—

Benefits & Perquisites:
Retirement Enhancement(6)	—	$81,577	$81,577	—	—
Welfare Benefits Continuation(7)	—	$18,702	$24,936	—	—
Outplacement Assistance	—	$12,500	$12,500	—	—
Excise Tax & Gross-Up(8)	—	—	$2,249,622	—	—
Total	—	$1,834,029	$10,128,492	$3,942,147	$3,942,147

(1)

Mr. Tarr receives a multiple of base salary and target bonus (1.5× for a termination without Cause or for Good Reason, 2× if termination follows a Change in Control). In addition, Mr. Tarr will receive a pro rata bonus payment at Target following termination due to death, Disability, or Change in Control. In the event of Involuntary Termination without Cause, Mr. Tarr will receive a pro rata bonus payment based on actual financial results (modeled at Target in this table).

(2)	Stock option values are based on spread values (on currently unvested options that vest following a qualifying termination event) using the Company’s stock price at the end of the 2009 fiscal year. Mr. Tarr has a special option award that vests in the event of a Change in Control, but not in the event of death or Disability.
(3)	The value for PRSUs is based on the Company’s stock price at the end of the 2009 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested performance RSUs vest at Target in the event of death, Disability, or Change in Control.
(4)	The value for time-vested RSUs is based on the Company’s stock price at the end of the 2009 fiscal year multiplied by all unvested RSUs (that vest following a qualifying termination event). Mr. Tarr has a special RSU award that vests in the event of a Change in Control, but not in the event of death or Disability.
(5)	Equity awards vest in the event of a Change in Control (i.e., single-trigger); other severance is earned for a qualified termination following a Change in Control.
(6)	Mr. Tarr receives a retirement enhancement in the event of termination without Cause or for Good Reason (either within a Change-in-Control situation, or outside of one). This is an actuarially calculated value equal to a 2-year credit in the retirement programs in which the executives participate. A discussion of the assumptions made in determining this increase is included in the Annual Report on Form 10-K for the period.
(7)	Mr. Tarr receives welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control). “Welfare Benefits” denotes health care, dental, and vision benefits.
(8)	Mr. Tarr is eligible to receive an additional payment sufficient to offset the levying of an excise tax on excess parachute payments (as defined by section 280(g) of the IRS Code). This payment is only triggered in a Change-in-Control situation. Mr. Tarr is in an excise tax position as of November 30, 2009.

Potential Post-Termination Payments Table—Sullivan

Executive Benefit and Payments Upon Separation	Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause	Involuntary Termination Without Cause, or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause, or Termination for Good Reason (Change in Control)(5)	Death	Disability
Cash Compensation:
Cash Severance(1)	—	$1,181,250	$1,575,000	—	—
Bonus Compensation(1)	—	$337,500	$337,500	$337,500	$337,500

Long-Term Incentive Compensation:
Stock Options(2)	—	—	$63,150	$63,150	$63,150
Performance RSUs (PRSUs)(3)	—	—	$3,201,177	$3,201,177	$3,201,177
Time-Vested RSUs(4)	—	—	$—	$—	$—

Benefits & Perquisites:
Retirement Enhancement(6)	—	$67,026	$67,026	—	—
Welfare Benefits Continuation(7)	—	$18,702	$24,936	—	—
Outplacement Assistance	—	$12,500	$12,500	—	—
Excise Tax & Gross-Up(8)	—	—	—	—	—
Total	—	$1,616,978	$5,281,289	$3,601,827	$3,601,827

(1)

Mr. Sullivan receives a multiple of base salary and target bonus (1.5× for a termination without Cause or for Good Reason, 2× if termination follows a Change in Control). In addition, Mr. Sullivan will receive a pro rata bonus payment at Target following termination due to death, Disability, or Change in Control. In the event of Involuntary Termination without Cause, Mr. Sullivan will receive a pro rata bonus payment based on actual financial results (modeled at Target in this table).

(2)	Stock option values are based on spread values (on currently unvested options that vest following a qualifying termination event) using the company’s stock price at the end of the 2009 fiscal year. All unvested options vest in the event of death, Disability, or Change in Control.
(3)	The value for PRSUs is based on the Company’s stock price at the end of the 2009 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PRSUs vest at Target in the event of death, Disability, or Change in Control.
(4)	The value for time-vested RSUs is based on the Company’s stock price at the end of the 2009 fiscal year multiplied by all unvested RSUs (that vest following a qualifying termination event). All unvested RSUs vest in the event of death, Disability, or Change in Control.
(5)	Equity awards vest in the event of a Change in Control (i.e., single-trigger); other severance is earned for a qualified termination following a Change in Control.
(6)	Mr. Sullivan receives a retirement enhancement in the event of termination without Cause or for Good Reason (either within a Change in Control situation, or outside of one). This is an actuarially calculated value equal to a 2-year credit in the retirement programs in which the executives participate. A discussion of the assumptions made in determining this increase is included in the Annual Report on Form 10-K for the period.
(7)	Mr. Sullivan receives welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control). “Welfare Benefits” denotes health care, dental, and vision benefits.
(8)	Mr. Sullivan is eligible to receive an additional payment sufficient to offset the levying of an excise tax on excess parachute payments (as defined by section 280(g) of the IRS Code). This payment is only triggered in a Change-in-Control situation. Mr. Sullivan is not in an excise tax position as of November 30, 2009.

Potential Post-Termination Payments Table—Key

Executive Benefit and Payments Upon Separation	Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause	Involuntary Termination Without Cause, or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause, or Termination for Good Reason (Change in Control)(5)	Death	Disability
Cash Compensation:
Cash Severance(1)	—	$1,115,625	$1,487,500	—	—
Bonus Compensation(1)	—	$318,750	$318,750	$318,750	$318,750

Long-Term Incentive Compensation:
Stock Options(2)	—	—	$21,042	$21,402	$21,402
Performance RSUs (PRSUs)(3)	—	—	$2,405,043	$2,405,043	$2,405,043
Time-Vested RSUs(4)	—	—	$201,120	$201,120	$201,120

Benefits & Perquisites:
Retirement Enhancement(6)		$79,058	$79,058	—	—
Welfare Benefits Continuation(7)	—	$18,702	$24,936	—	—
Outplacement Assistance	—	$12,500	$12,500	—	—
Excise Tax & Gross-Up(8)	—	—	$1,826,962	—	—
Total	—	$1,544,635	$6,376,911	$2,945,955	$2,945,955

(1)	Mr. Key receives a multiple of base salary and target bonus (1.5× for a termination without Cause or for Good Reason, 2× if termination follows a Change in Control). In addition, Mr. Key will receive a pro rata bonus payment at Target following termination due to death, Disability, or Change in Control. In the event of Involuntary Termination without Cause, Mr. Key will receive a pro rata bonus payment based on actual financial results (modeled at Target in this table).
(2)	Stock option values are based on spread values (on currently unvested options that vest following a qualifying termination event) using the company’s stock price at the end of the 2009 fiscal year. All unvested options vest in the event of death, Disability, or Change in Control.
(3)	The value for PRSUs is based on the company’s stock price at the end of the 2009 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PRSUs would vest at Target in the event of death, Disability, or Change in Control.
(4)	The value for time-vested RSUs is based on the company’s stock price at the end of the 2009 fiscal year multiplied by all unvested RSUs (that vest following a qualifying termination event). All unvested RSUs vest in the event of death, Disability, or Change in Control.
(5)	Equity awards vest in the event of a Change in Control (i.e. single-trigger); other severance is earned for a qualified termination following a Change in Control.
(6)	Mr. Key receives a retirement enhancement in the event of termination without Cause or for Good Reason (outside of a Change in Control situation). This is an actuarially calculated value equal to a two-year credit in the retirement programs in which the executives participate. A discussion of the assumptions made in determining this increase is included in the Annual Report on Form 10-K for the period.
(7)	Mr. Key receives welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control). “Welfare Benefits” denotes health care, dental, and vision benefits.
(8)	Mr. Key is eligible to receive an additional payment sufficient to offset the levying of an excise tax on excess parachute payments (as defined by section 280(g) of the IRS Code). This payment is only triggered in a Change in Control situation. Mr. Key is in an excise tax position as of November 30, 2009.

Executive Employment Agreements

We have entered into an employment agreement with each of our executive officers except for the CEO who does not have an employment agreement. Each of our NEOs has an employment agreement that sets forth the terms of employment, establishes the duties and expectations of the NEO, and details the compensation elements and benefits due to them, if any, upon termination of employment.

Below are descriptions of the employment agreements for our NEOs. These descriptions are intended to be summaries and do not describe all provisions of the agreements. You will find the full text of each agreement filed as exhibits to our public filings with the SEC.

Each of the employment agreements described below provides for certain benefits upon termination of employment (for a summary of these benefits, see “Potential Payments upon Termination or Change in Control” above).

Jeffrey R. Tarr, Michael J. Sullivan, and Scott Key. The employment agreements with each of Jeffrey R. Tarr, Michael J. Sullivan, and Scott Key include the following provisions.

Term. Each agreement has an initial term of one year, and it renews automatically on each anniversary of that date for an additional one-year period, unless the executive’s employment is terminated earlier in accordance with his agreement or either party notifies the other party in writing at least 30 days prior to the applicable anniversary of the commencement date. For Mr. Tarr, the effective date is December 1, 2004; for Mr. Sullivan it is November 1, 2004; and for Mr. Key it is October 31, 2007.

Base salary, bonus and benefits. The agreements of Messrs. Tarr, Sullivan, and Key provide for a base salary, to be reviewed and increased by the Human Resources Committee of our Board in its sole discretion (as described under Compensation Discussion and Analysis in this Proxy Statement). Under their agreements, Messrs. Tarr, Sullivan, and Key are eligible for an annual bonus pursuant to our then current annual incentive plan. Messrs. Tarr, Sullivan, and Key are also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives. Each of these agreements was amended as of November 7, 2007, to modify the severance and change-in-control benefits provided by each agreement (as described in “Potential Payments upon Termination or Change in Control” above). Each of these agreements was further amended in 2009 (October 22 for Messrs Tarr and Key; October 21 for Mr. Sullivan) to state that the calculation of performance-related bonus amounts will be based on actual financial results upon Involuntary Termination without Cause.

Tax indemnity. Under their agreements, if any amounts or benefits received under the agreements or otherwise are subject to the excise tax imposed under Section 4999 of the IRS Code, an additional payment will be made to restore Messrs. Tarr, Sullivan, or Key to the after-tax position that he would have been in if the excise tax had not been imposed.

Covenants. Under their agreements, Messrs. Tarr, Sullivan, and Key have agreed to maintain the confidentiality of our proprietary or confidential information at all times during their respective employments and thereafter unless first obtaining the prior written consent of our Board. Each of them has also agreed not to compete with us during their respective terms of employment and for a restricted period, as described below, after any termination of employment. Each of them has also agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. Under each of their agreements, the “restricted period” means the longer of (i) the one-year period following termination of employment of that executive or (ii) in the event the executive in question receives payments as a result of his resignation for good reason, termination without cause, or following a change in control, in an amount greater than one year of his then base salary, the period following his termination of employment equal to the total number of months upon which those payments are calculated, up to a maximum period of two years.

Daniel Yergin. We have entered into an employment agreement with Daniel Yergin. The following is a description of the material terms of the agreement with Daniel Yergin.

Term. The term of employment for Dr. Yergin commenced on September 1, 2004 in connection with our acquisition of Cambridge Energy Research Associates. The agreement had an initial term of five years and renewed automatically for one-year terms after the initial term, unless the agreement was terminated earlier in accordance with the agreement or one party notifies the other party in writing at least 90 days prior to the applicable term or renewal date. On July 20, 2009, we agreed with Dr. Yergin that his agreement would renew for another one-year term, starting September 1, 2009, with certain modifications to his maximum possible bonus award, as described below.

Base salary, bonus, and benefits. The agreement provides for a base salary, to be reviewed and increased using the same criteria and timing applicable to other senior executives of the Company (as described under Compensation Discussion and Analysis). Under his agreement, Dr. Yergin is eligible for a cash bonus in an amount determined by performance metrics in three categories: leadership, performance of the CERA business, and performance of certain key accounts. Pursuant to our July 20, 2009, agreement with Dr. Yergin, the maximum amount of that bonus for fiscal year 2010 is $750,000. Dr. Yergin is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives. Additionally, Dr. Yergin receives supplemental life insurance and supplemental disability coverage.

Covenants. Under his employment agreement, Dr. Yergin has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter unless he obtained the prior written consent of our Board. Dr. Yergin has also agreed not to compete with us during his employment and for a restricted period, as described below, after any termination of his employment. Additionally, Dr. Yergin agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. For these purposes, the “restricted period” meant the one-year period following termination of Dr. Yergin’s employment.

Non-Competition Agreement. We entered into a separate Non-Competition Agreement with Dr. Yergin as of September 1, 2004. Under the terms of that non-competition agreement, Dr. Yergin committed to maintain the confidentiality of our confidential or proprietary information at all times during his employment and thereafter. In addition, Dr. Yergin agreed to a five-year term during which he also agreed not to compete with us, nor to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor. In exchange, we agreed to award Dr. Yergin 120,000 shares of our Class A common stock (awarded on February 23, 2005). That agreement expired in 2009. In addition, we agreed to pay Dr. Yergin forty-two monthly payments of $34,286 each commencing on March 1, 2005 and continuing through August 1, 2008, each of which was subject to Dr. Yergin’s continued compliance with the non-competition agreement. Both the company and Dr. Yergin satisfied their obligations under that arrangement.

Certain Relationships and Related Transactions

Review and Approval of Related Party Transactions

Our Nominating and Corporate Governance Committee must evaluate and, if appropriate, pre-approve any related party transaction. This responsibility is described in the Nominating and Corporate Governance Committee Charter as well as the IHS Code of Business Conduct and Ethics.

Relationships with Security Holders

Historically—prior to September 2008—a majority of our voting interest was held by TBG Holdings N.V. (“TBG”), a Netherlands Antilles company, through shares held directly and through its indirect sole ownership of Urvanos Investments Limited, a Cyprus limited liability company (“Urvanos”). As of the Record Date, TBG’s aggregate voting power was approximately 23%.

We do not face, and have not in the past faced, liabilities (including relating to environmental or health and safety matters) with respect to any properties, businesses or entities that are not part of our core business but are now or were historically owned by TBG or its affiliates, and we do not anticipate incurring such liabilities in the future. However, we cannot provide assurances that this will continue to be the case. We have entered into an agreement with TBG in which each party has agreed to provide certain indemnities to the other. This agreement generally provides that we will indemnify TBG for liabilities relating to our properties and core business, and that TBG will indemnify us for liabilities relating to any properties, businesses or entities that are now or were historically owned by TBG or its affiliates (other than our properties and core business).

Registration Rights Agreements

Tak Tent (F) Limited and Augustus Limited

The registration rights agreements that we entered into with Tak Tent (F) Limited and Augustus Limited, each of which received IHS Class A Common Stock in the reorganization of family trusts affiliated with TBG, expired during fiscal year 2009.

Urvanos

In connection with the reorganization of family trusts affiliated with TBG, we amended and restated an agreement that provides registration rights to Urvanos and its permitted transferees. At any time upon the written request of a holder, we will be required to use our best efforts to effect, as expeditiously as possible, the registration of all or a portion of a holder’s Class A common stock, provided that the aggregate proceeds of the offering is expected to equal or exceed $50 million. The holders under this agreement are entitled to four demand registrations. However, we will not be required to effect more than one demand registration within any twelve-month period, and we will have the right to preempt any demand registration with a primary registration, in which case the holders will have incidental registration rights. Under this agreement, a holder also has incidental rights to request that its shares be included in any registration of our Class A common stock, other than registrations on Form S-8 or Form S-4, registrations for our own account pursuant to Rule 415, or in compensation or acquisition related registrations.

The foregoing summaries do not include the full text or all of the terms and conditions contained in the registration rights agreement. A copy of the agreement is available for review as an exhibit to Company filings that you may access on the SEC website, www.sec.gov, or under the Investor Relations section of the IHS website, www.ihs.com.

Shareholder Proposals for the 2011 Annual Meeting

If a shareholder wishes to present a proposal to be included in our Proxy Statement for the 2011 Annual Meeting of Shareholders, the proponent and the proposal must comply with these instructions and the proxy proposal submission rules of the SEC. One very important requirement is that the proposal be received by the Corporate Secretary of IHS no later than October 25, 2010. Proposals we receive after that date will not be included in the Proxy Statement for the 2011 Annual Meeting. We urge shareholders to submit proposals by Certified Mail—Return Receipt Requested.

A shareholder proposal not included in our proxy statement for the 2011 Annual Meeting will be ineligible for presentation at the 2011 Annual Meeting unless the shareholder gives timely notice of the proposal in writing to the Corporate Secretary of IHS at the principal executive offices of IHS:

IHS Inc.
Attn: Corporate Secretary
15 Inverness Way East
Englewood, CO 80112

In order to be timely under our Bylaws, notice of shareholder proposals related to shareholder nominations for the election of Directors must be received by the Corporate Secretary of IHS—in the case of an annual meeting of the shareholders—no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of shareholders. If the next annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the shareholder in order to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting or not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement is first made by IHS of the date of such meeting.

If the number of Directors to be elected to the Board at an annual meeting is increased and IHS has not made a public announcement naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting of shareholders, a shareholder’s notice will be considered timely—but only with respect to nominees for the additional directorships—if it is delivered to the Corporate Secretary of IHS not later than the close of business on the tenth day following the day on which such public announcement is first made by IHS.

Shareholder nominations for the election of Directors at a special meeting of the shareholders must be received by the Corporate Secretary of IHS no earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board to be elected at such meeting.

A shareholder’s notice to the Corporate Secretary must be in proper written form and must set forth information related to the shareholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

•	the name and record address of the shareholder and the beneficial owner;

•	the class and number of shares of the Company’s capital stock which are owned beneficially and of record by the shareholder and the beneficial owner;

•

a representation that the shareholder is a holder of record of the Company’s stock entitled to vote at that meeting and that the shareholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

•

a representation as to whether the shareholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee, or otherwise to solicit proxies from shareholders in support of such nomination.

As to each person whom the shareholder proposes to nominate for election as a Director, the notice must include:

•

all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to the Securities Exchange Act of 1934; and

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected.

Notice procedures for shareholder proposals not related to Director nominations, in the case of an annual meeting of shareholders, are the same as the notice requirements for shareholder proposals related to Director nominations discussed above insofar as they relate to the timing of receipt of notice by the Secretary.

A shareholder’s notice to the Corporate Secretary of IHS must be in proper written form and must set forth, as to each matter the shareholder and the beneficial owner (if any) proposes to bring before the meeting:

•

a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Company’s Bylaws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such shareholder and beneficial owner on whose behalf the proposal is made;

•	the name and record address of the shareholder and beneficial owner;

•	the class and number of shares of the Company’s capital stock which are owned beneficially and of record by the shareholder and the beneficial owner;

•

a representation that the shareholder is a holder of record of the Company’s stock entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation as to whether the shareholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the business proposal, or otherwise to solicit proxies from shareholders in support of such proposal.

You may obtain a copy of the current rules for submitting shareholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

or through the SEC’s web site: www.sec.gov.

The IHS 2009 Annual Report on Form 10-K has been mailed with this Proxy Statement.

You may also review that document and all exhibits on our website (www.ihs.com).

We will provide printed copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting shareholder. Send that request in writing to IHS Inc. at 15 Inverness Way East, Englewood, Colorado 80112, Attention: Investor Relations.

The request must include a representation by the shareholder that as of our Record Date, March 12, 2010, the shareholder was entitled to vote at the Annual Meeting.

Other Matters

The Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

[signature]

Stephen Green
General Counsel and Corporate Secretary

March 27, 2010

ANNUAL MEETING OF STOCKHOLDERS OF

IHS INC.

May 6, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.ihs.com/Investor-Relations/financial-reports.htm.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

/*/ 20330000000000000000 9	051409

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE

OR BLACK INK AS SHOWN HERE ☒

1.	INCREASE AUTHORIZED SHARES
☐ FOR ☐ ABSTAIN
					FOR	ABSTAIN
2.	ELECTION OF DIRECTORS:		3.	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	☐ Steven A. Denning
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Roger Holtback
	FOR ALL EXCEPT (See instructions below)	☐ Michael Klein

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual Meeting.

This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted

FOR ALL NOMINEES in Proposal 2 and FOR Proposals 1 and 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: /*/

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐			Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

IHS INC.

Proxy for Annual Meeting of Stockholders on May 6, 2010

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jerre Stead, Michael Sullivan, and Stephen Green, and each of them, each with the power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of IHS Inc. to be held on May 6, 2010 or at any postponement or adjournment thereof, as follows:

(Continued and to be signed on the reverse side.)